EXHIBIT 99.01

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 10-KSB

ANNUAL REPORT UNDER SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2005

FDIC Ins. Cert. No. 34903-8

BANK OF THE CAROLINAS

(Name of small business issuer in its charter)

North Carolina	56-2087402
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

135 Boxwood Village Drive

Mocksville, North Carolina 27028

(Address of principal executive offices, including Zip Code)

(336) 751-5755

Registrant’s telephone number, including area code

Securities registered under Section 12(b) of the Act: None

Securities registered under Section 12(g) of the Act: Common Stock, $5.00 par value per share

                                                                                                                  (Title of class)

Check whether the issuer is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act.  ☐

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☐

Indicate by check mark whether the issuer is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Registrant’s revenues for its most recent fiscal year were $ 21,897,000.

On December 31, 2005, the aggregate market value of the voting and non-voting common equity held by nonaffiliates (computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity) was $50,866,782.

On March 28, 2006, the number of outstanding shares of Registrant’s common stock was 3,825,192.

Documents Incorporated by Reference

Portions of Registrant’s definitive Proxy Statement as filed with the FDIC in connection with its 2006 Annual Meeting are incorporated into Part III of this Report.

PART I

[In this Report, the terms “we,” “us,” “our” and similar terms refer to Bank of the Carolinas.]

Item 1. Description of Business.

General

We are a North Carolina-chartered bank that began operations on December 7, 1998, under the name “Bank of Davie.” Our headquarters are located in Mocksville, North Carolina, and we engage in a general, community-oriented commercial and consumer banking business. Our deposits are insured by the FDIC to the maximum amount permitted by law.

Business Offices

We have nine full-service banking offices. Our main office at 135 Boxwood Village Drive in Mocksville, and our Advance office, are located in Davie County. Our other offices are located in Asheboro (Randolph County), Carthage (Moore County), Cleveland and Landis (Rowan County), Harrisburg (Cabarrus County), Lexington (Davidson County), and King (Stokes County). Our King office was opened in 2005.

Banking Market

Our current banking market is located in the central Piedmont region of North Carolina and generally consists of Davie, Davidson, Cabarrus, Moore, Randolph, Rowan and Stokes Counties, which are the seven counties where our banking offices are located. With the exception of Moore County which is located in the Sandhills region of the state, our banking market lies in the “Piedmont Crescent” between the Greater Charlotte Metropolitan area on the south and the Piedmont Triad Cities of Winston-Salem, Greensboro and High Point on the north, and between Interstate Highway 77 on the west, and Interstate Highway 73 on the east.

Services

Our operations are primarily retail oriented and directed toward individuals and small- and medium-sized businesses located in our banking market. The majority of our deposits and loans are derived from customers in our banking market, but we also make loans and have deposit relationships with individual and business customers in areas surrounding our immediate banking market. We also solicit certificates of deposit on the Internet through Express Data Corporation’s Quick-Rate CD clearing house as well as soliciting brokered deposits. We offer a variety of commercial and consumer banking services, but our principal activities are the taking of demand and time deposits and the making of consumer and commercial loans. Our primary source of revenue is the interest income we derive from our lending and investment activities. However, we also generate income from other fee-based products and services that we provide.

Lending Activities

General. We make a variety of types of consumer and commercial loans to individuals and small- and medium-sized businesses for various personal, business and agricultural purposes, including term and installment loans, equity lines of credit, and overdraft checking credit. For financial reporting purposes, our loan portfolio generally is divided into real estate loans (including home equity lines of credit), commercial loans, and consumer loans. We make credit card services available to our customers through a correspondent bank.

Real Estate Secured Loans. Our real estate loan classification includes loans secured by real estate which are made to purchase, construct or improve residential or commercial real estate, for real estate development purposes, and for various other commercial and consumer purposes (whether or not those purposes are related to our real estate collateral). On December 31, 2005, loans amounting to approximately 74.0% of our loan portfolio were classified as real estate loans. Of those loans, loans totaling approximately 30.2% of our loan portfolio were classified as commercial real estate loans, 16.6% were classified as construction loans, 19.3% were mortgage loans secured by one-to-four family residences, and 7.9% were the outstanding balances on home equity lines of credit.

Commercial real estate and construction loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In the case of commercial real estate loans, loan repayment may be dependent on the successful operation of income producing properties, a business, or a real estate project and, thus, may, to a greater extent than in the case of other loans, be subject to the risk of adverse conditions in the economy generally or in the real estate market in particular.

Construction loans involve special risks due to the fact that loan funds are advanced upon the security of houses or other improvements that are under construction and that are of uncertain value prior to the completion of construction. For that reason, it is more difficult to evaluate accurately the total loan funds required to complete a project and the related loan-to-value ratios. To minimize these risks, we limit loan amounts to 80% of the projected appraised value of our collateral upon completion of construction.

Many of our real estate loans, while secured by real estate, were made for purposes unrelated to the real estate collateral. That generally is reflective of our efforts to minimize credit risk by taking real estate as additional collateral, whenever possible, without regard to loan purpose. All our real estate loans are secured by first or junior liens on real property, the majority of which is located in or near our banking market. However, we have made loans, and have purchased participations in some loans from other entities, which are secured by real property located outside our banking market.

Our real estate loans may be made at fixed or variable interest rates and, generally, with the exception of our long-term residential mortgage loans discussed below, have maturities that do not exceed five years. However, we also make real estate loans that have maturities of more than five years, or which are based on amortization schedules of as much as 20 years, but that generally will include contractual provisions which allow us to call the loan in full, or provide for a “balloon” payment in full, at the end of no more than five years.

In addition to residential real estate loans made for a variety of purposes, we offer long-term, residential mortgage loans that are funded by and closed in the name of third-party lenders. This arrangement permits us to offer this product in our banking market and enhance our fee-based income, but, by closing the loans in the names of the ultimate owners of those loans, we avoid the credit and interest rate risk associated with long-term loans. However, on a limited basis, we also make residential mortgage loans that we retain in our own loan portfolio. Those loans typically are secured by first liens on the related residential property, are made at fixed and variable interest rates, and have maturities that do not exceed 15 years, although we have a small number of residential mortgage loans in our portfolio with 30-year maturities.

Our home equity lines of credit include lines of credit that generally are used by borrowers for consumer purposes and are secured by first or junior liens on residential real property. Our commitment on each line is for a term of 15 years, and interest is charged at a variable rate. The terms of these lines of credit provide that borrowers either may pay accrued interest only, with the outstanding principal balances becoming due in full at the maturity of the lines, or they will make payments of principal and interest based on a 15-year amortization schedule. On December 31, 2005, outstanding balances under our home equity lines of credit amounted to approximately 7.9% of our loan portfolio.

Commercial Loans. Our commercial loan classification includes loans to individuals and small- and medium-sized businesses for working capital, equipment purchases, and various other business and agricultural purposes, but that classification excludes any such loan that is secured by real estate. These loans generally are secured by inventory, equipment or similar assets, but they also may be made on an unsecured basis. On December 31, 2005, our commercial loans made up approximately 23.1% of our loan portfolio. In addition to loans which are classified on our books as commercial loans, as described above, many of our loans included in the real estate loan classification were made for commercial purposes but are classified as real estate loans on our books because they are secured by first or junior liens on real estate. Commercial loans may be made at variable or fixed rates of interest. However, it is our policy that any loan which has a maturity or amortization schedule of longer than five years normally would be made at an interest rate that varies with our prime lending rate or would include contractual provisions which allow us to call the loan in full, or provide for a “balloon” payment in full, at the end of no more than five years.

Commercial loans typically are made on the basis of the borrower’s ability to make repayment from business cash flow, and those loans typically are secured by business assets, such as accounts receivable, equipment and inventory. As a result, the ability of borrowers to repay commercial loans may be substantially dependent on the success of their businesses, and the collateral for commercial loans may depreciate over time and cannot be appraised with as much precision as real estate.

Consumer Loans. Our consumer loans consist primarily of loans for various consumer purposes, as well as the outstanding balances on non-real estate secured consumer revolving credit accounts. These loans made up approximately 3.0% of our loan portfolio on December 31, 2005. A majority of these loans are secured by liens on various personal assets of the borrowers, but they also may be made on an unsecured basis. Additionally, our real estate loans include loans secured by first or junior liens on real estate which were made for consumer purposes unrelated to the real estate collateral. Consumer loans generally are made at fixed interest rates and with maturities or amortization schedules which generally do not exceed five years. However, consumer-purpose loans secured by real estate (and, thus, classified as real estate loans as described above) may be made for terms of up to 20 years but under terms which allow us to call the loan in full, or provide for a “balloon” payment, at the end of no more than five years.

Consumer loans generally are secured by personal property and other personal assets of borrowers which often depreciate rapidly or are vulnerable to damage or loss. In cases where damage or depreciation reduces the value of our collateral below the unpaid balance of a defaulted loan, repossession may not result in repayment of the entire outstanding loan balance. The resulting deficiency often does not warrant further substantial collection efforts against the borrower. In connection with consumer lending in general, the success of our loan collection efforts are highly dependent on the continuing financial stability of our borrowers, so our collection of consumer loans may be more likely to be adversely affected by a borrower’s job loss, illness, personal bankruptcy or other change in personal circumstances than is the case with other types of loans.

Loan Administration and Underwriting. Like most community banks, we make loans based, to a great extent, on our assessment of borrowers’ income, cash flow, character and abilities to repay. The principal risk associated with each of the categories of our loans is the creditworthiness of our borrowers, and our loans may be viewed as involving a higher degree of credit risk than is the case with some other types of loans, such as long-term residential mortgage loans, where greater emphasis is placed on collateral values. To manage this risk, we have adopted written loan policies and procedures, and our loan portfolio is administered under a defined process. That process includes guidelines for loan underwriting standards and risk assessment, procedures for loan approvals, loan grading, ongoing identification and management of credit deterioration, and portfolio reviews to assess loss exposure and to test our compliance with our credit policies and procedures.

The underwriting standards that we employ for loans include an evaluation of various factors, including a loan applicant’s income, cash flow, payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. Though creditworthiness of the applicant is a primary consideration in the loan approval process, we take collateral (particularly real estate) whenever possible and without regard to loan purpose. In the case of secured loans the underwriting process also includes an analysis of the value of the proposed collateral in relation to the proposed loan amount. We consider the value of collateral, the degree to which that value is ascertainable with any certainty, the marketability of the collateral in the event of foreclosure or repossession, and the likelihood of depreciation in the collateral value.

Our Board of Directors has approved levels of lending authority for lending personnel based on our aggregate credit exposures to borrowers and the secured or unsecured status of a loan proposed to be made. A loan that is within a lending officer’s assigned authority may be approved by that officer. Above that amount, unsecured loans involving aggregate exposures of up to $500,000, and secured loans involving aggregate exposures of up to $3,000,000, must be approved before funding by our internal loan committee which consists of our Chief Operating Officer and other senior lending officers. Loans above those amounts and involving aggregate secured or unsecured exposures up to our legal lending limit (which was approximately $5.9 million at December 31, 2005) must be approved before funding by the Loan Committee of our Board of Directors.

At the time a loan is proposed, the account officer assigns a grade to the loan based on various underwriting and other criteria. The grades assigned to loans we make indicate the level of ongoing review and attention that we will give to those loans to protect our position and reduce loss exposure.

After funding, all loans are reviewed by our Loan Administration personnel for adequacy of documentation and compliance with regulatory requirements, and most loans (including the largest) are reviewed for compliance with our underwriting criteria and to reassess the grades assigned to them by the account officers. Our larger aggregate credit exposures and selected other loans are reviewed periodically by an outside consultant that provides our internal audit function.

During the life of each loan, its grade is reviewed and validated or modified to reflect changes in circumstances and risk. Loans generally are placed in a non-accrual status if they become 90 days past due (unless, based on relevant circumstances, we believe the loan ultimately will be repaid) or whenever we believe that collection has become doubtful. Loans are charged off when the collection of principal and interest has become doubtful and the loans no longer can be considered sound collectible assets (or, in the case of unsecured loans, when they become 90 days past due).

Allowance for Loan Losses. Our Board of Directors’ Loan Committee reviews all substandard loans at least monthly, and our management meets regularly to review asset quality trends and to discuss loan policy issues. Based on these reviews and our current judgments about the credit quality of our loan portfolio and other relevant internal and external factors, we have established an allowance for loan losses. The appropriateness of the allowance is assessed by our management and reviewed by the Loan Committee each quarter, and we make provisions to the allowance based on those assessments which are charged against our earnings. On December 31, 2005, our allowance totaled approximately $3.3 million and amounted to approximately 1.11% of our total loans and approximately 164.4% of our nonperforming loans.

On December 31, 2005, our nonperforming loans amounted to approximately $2.0 million, including $1.7 million in nonaccruing loans and $327 thousand in loans 90 days or more past due but still accruing interest. Our total nonperforming assets amounted to approximately $4.2 million and consisted of our nonperforming loans, as well as other real estate owned which had a net carrying value of approximately $2.2 million. Our other real estate consisted of four properties for which our current appraisals exceed the net values at which we are carrying the properties on our books.

Deposit Activities

Our deposit products include business and individual checking accounts, savings accounts, NOW accounts, certificates of deposit and money market checking accounts. We monitor our competition in order to keep the rates paid on our deposits at a competitive level. On December 31, 2005, our non-interest bearing accounts equaled approximately 8.0% of our total deposits, and our time deposits of $100,000 or more amounted to approximately $81.3 million, or approximately 24.9% of our total deposits. The majority of our deposits are derived from within our banking market. However, we also solicit certificates of deposit on the Internet through Express Data Corporation’s Quick-Rate CD clearing house, as well as through brokered deposits. At December 31, 2005 we had $20.0 million in institutional CD’s and $33.5 million in brokered CD’s. On December 31, 2005, our out-of-market deposits amounted to approximately $53.5 million, or approximately 16.4% of our total deposits and approximately 25.1% of our total certificates of deposit.

Investment Portfolio

On December 31, 2005, our investment portfolio totaled approximately $47.4 million and consisted of U.S. government and agency securities, state and municipal obligations, mortgage-backed securities issued by FNMA and FHLMC and corporate obligations. All of our securities were classified as “available for sale,” and we analyze their performance monthly and carry them on our books at their fair market values.

Competition

Commercial banking in North Carolina is highly competitive, due in large part to our state’s early adoption of statewide branching. Over the years, federal and state legislation (including the elimination of restrictions on interstate banking) has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. North Carolina is home to three of the largest commercial banks in the United States, each of which has branches located in our seven-county banking market, and we compete with a total of 20 commercial banks and 3 savings institutions with offices in our banking market.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions in general. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Many of our competitors have greater resources, broader geographic markets, more extensive branch networks, and higher lending limits than we do. They also can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than we can. In terms of assets, we are one of the smaller commercial banks in North Carolina, and there is no assurance that we will be or continue to be an effective competitor in our banking market. However, we believe that community banks can compete successfully by providing personalized service and making timely, local decisions, and that further consolidation in the banking industry is likely to create additional opportunities for community banks to capture deposits from affected customers who may become dissatisfied as their financial institutions grow larger. Additionally, we believe that the continued growth of our banking market affords an opportunity to capture new deposits from new residents.

Substantially all of our customers are individuals and small- and medium-sized businesses. We try to differentiate ourselves from our larger competitors with our focus on relationship banking, personalized service, direct customer contact, and our ability to make credit and other business decisions locally. We also depend on our reputation as a community bank in our banking market, our involvement in the communities we serve, the experience of our senior management team, and the quality of our associates. We believe that our focus allows us to be more responsive to our customers’ needs and more flexible in approving loans based on our personal knowledge of our customers.

Employees

On December 31, 2005, we had 91 full-time equivalent employees, including 89 full-time employees (including our executive officers) and 10 part-time employees. We are not party to any collective bargaining agreement with our employees, and we consider our relations with our employees to be good.

Supervision and Regulation

Our business and operations are subject to extensive federal and state governmental regulation and supervision. The following is a summary of some of the basic statutes and regulations that apply to us, but it is not a complete discussion of all the laws that affect our business.

General. We are an insured, North Carolina-chartered bank. Our deposits are insured under the FDIC’s Bank Insurance Fund (“BIF”), and we are subject to supervision and examination by, and the regulations and reporting requirements of, the FDIC and the North Carolina Commissioner of Banks (the “Commissioner”). The FDIC and the Commissioner are our primary federal and state banking regulators. We are not a member bank of the Federal Reserve System.

As an insured bank, we are prohibited from engaging as principal in any activity that is not permitted for national banks unless (1) the FDIC determines that the activity or investment would not pose a significant risk to the BIF, and (2) we are, and we continue to be, in compliance with the capital standards that apply to us. We also are prohibited from directly acquiring or retaining any equity investment of a type or in an amount that is not permitted for national banks.

The FDIC and the Commissioner have broad powers to enforce laws and regulations that apply to us and to require us to correct conditions that affect our safety and soundness. Among others, these powers include issuing cease and desist orders, imposing civil penalties, and removing officers and directors, and their ability otherwise to intervene in our operation if their examinations of us, or the reports we file, reflect a need for them to do so.

Our business also is influenced by prevailing economic conditions and governmental policies, both foreign and domestic, and, though we are not a member bank of the Federal Reserve System, by the monetary and fiscal policies of the Federal Reserve Board. The Federal Reserve Board’s actions and policy directives determine to a significant degree the cost and availability of funds we obtain from money market sources for lending and investing, and they also influence, directly and indirectly, the rates of interest we pay on our time and savings deposits and the rates we charge on commercial bank loans.

Gramm-Leach-Bliley Act. The federal Gramm-Leach-Bliley Act enacted in 1999 (the “GLB Act”) dramatically changed various federal laws governing the banking, securities and insurance industries. The GLB Act has expanded opportunities for banks and bank holding companies to provide services and engage in other revenue-generating activities that previously were prohibited to them. However, this expanded authority also may present us with new challenges as our larger competitors continue to expand their services and products into areas that are not feasible for smaller, community-oriented financial institutions.

Payment of Dividends. Under North Carolina law, we may pay dividends only from our undivided profits. However, if our surplus is less than 50% of our paid-in capital stock, then our directors may not declare any cash dividend until we have transferred from undivided profits to surplus 25% of our undivided profits or any lesser percentage necessary to raise our surplus to an amount equal to 50% of our paid-in capital stock.

In addition to the restrictions described above, other state and federal statutory and regulatory restrictions apply to our payment of cash dividends on our common stock. As an insured depository institution, federal law prohibits us from making any capital distributions, including the payment of a cash dividend, if we are, or after making the distribution we would become, “undercapitalized” (as that term is defined in the Federal Deposit Insurance Act). Additionally, if in the opinion of the FDIC an insured depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the FDIC may require, after notice and hearing, that the institution cease and desist from that practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. The FDIC has issued policy statements that provide that insured banks generally should pay dividends only from their current operating earnings, and, under the Federal Deposit Insurance Act, no dividend may be paid by an insured bank while it is in default on any assessment due the FDIC. Our payment of dividends also could be affected or limited by other factors, such as events or circumstances which lead the FDIC to require (as further described below) that we maintain capital in excess of regulatory guidelines.

In the future, our ability to declare and pay cash dividends will be subject to our Board of Directors’ evaluation of our operating results, capital levels, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. There is no assurance that, in the future, we will have funds available to pay cash dividends or, even if funds are available, that we will pay dividends in any particular amounts or at any particular times, or that we will pay dividends at all.

Capital Adequacy. We are required to comply with the capital adequacy standards established by the FDIC. The FDIC has issued risk-based capital and leverage capital guidelines for measuring the adequacy of a bank’s capital, and all applicable capital standards must be satisfied for us to be considered in compliance with the FDIC’s requirements.

Under the FDIC’s risk-based capital measure, the minimum ratio of a bank’s total capital (“Total Capital”) to its risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit) (“Total Capital Ratio”) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and various other intangible assets (“Tier 1 Capital”). The remainder (“Tier 2 Capital”) may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves.

Under the FDIC’s leverage capital measure, the minimum ratio of Tier 1 Capital to average assets (“Leverage Capital Ratio”), less goodwill and various other intangible assets, generally is 3.0% for banks that meet specified criteria, including having the highest regulatory rating. All other banks generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimum. However, during their first three years of operations, newly organized banks are expected to maintain Leverage Capital Ratios of at least 8.0%. The FDIC’s guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels without significant reliance on intangible assets, and a bank’s “Tangible Leverage Ratio” (deducting all intangible assets) and other indicators of a bank’s capital strength also will be taken into consideration by banking regulators in evaluating proposals for expansion or new activities.

The FDIC also considers a bank’s interest rate risk (arising when the interest rate sensitivity of a bank’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of its capital adequacy. The FDIC’s methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against their exposure to losses resulting from that risk.

You should note that our capital category is determined solely for the purpose of applying the FDIC’s “prompt corrective action” rules described below, and it is not necessarily an accurate representation of our overall financial condition or prospects for other purposes. A failure to meet the FDIC’s capital guidelines could subject us to a variety of enforcement remedies, including the FDIC’s issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and other restrictions on our business. As described below, the FDIC also can impose other substantial restrictions on banks that fail to meet applicable capital requirements.

Prompt Corrective Action. Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized banks. Under this system, the FDIC has established five capital categories (“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized”) and is required to take various mandatory supervisory actions, and is authorized to take other discretionary actions, with respect to banks in the three undercapitalized categories. The severity of any such actions taken will depend upon the capital category in which a bank is placed. Generally, subject to a narrow exception, current federal law requires the FDIC to appoint a receiver or conservator for a bank that is critically undercapitalized.

Under the FDIC’s rules implementing the prompt corrective action provisions, an insured, state-chartered bank that (1) has a Total Capital Ratio of 10.0% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater, and (2) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the FDIC, is considered to be “well capitalized.” A bank with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater, is considered to be “adequately capitalized.” A bank that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0%, is considered to be “undercapitalized.” A bank that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0%, is considered to be “significantly undercapitalized,” and a bank that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.” For purposes of these rules, the term “tangible equity” includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets (with various exceptions). A bank may be deemed to be in a capitalization category lower than indicated by its actual capital position if it receives an unsatisfactory examination rating.

A bank that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” is required to submit an acceptable capital restoration plan to the FDIC. An “undercapitalized” bank also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the FDIC is given authority with respect to any “undercapitalized” bank to take any of the actions it is required to or may take with respect to a “significantly undercapitalized” bank if it determines that those actions are necessary to carry out the purpose of the law.

The following table lists our capital ratios at December 31, 2005. On that date, our capital ratios were at levels to qualify us as “well capitalized.”

	Minimum required ratios	Required to be “well capitalized”	Our capital ratios
Risk-based capital ratios:
Tier 1 Capital Ratio (Tier 1 Capital to risk-weighted assets)	4.0%	6.0%	11.0%
Total Capital Ratio (Total Capital to risk-weighted assets)	8.0%	10.0%	12.1%
Leverage Capital Ratio (Tier 1 Capital to average assets)	4.0%	5.0%	9.2%

Reserve Requirements. Under regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $7.8 million of transaction accounts, but reserves equal to 3.0% must be maintained on the aggregate balances of those accounts between $7.8 million and $40.5 million, and reserves equal to 10.0% must be maintained on aggregate balances in excess of $40.5 million. These percentages are subject to adjustment by the Federal Reserve Board. Because our reserves are required to be maintained in the form of vault cash or in a non-interest-bearing account at a Federal Reserve Bank, one effect of the reserve requirement is to reduce the amount of our interest-earning assets.

FDIC Insurance Assessments. The FDIC currently uses a risk-based assessment system that takes into account the risks attributable to different categories and concentrations of assets and liabilities for purposes of calculating deposit insurance assessments we are required to pay. Under the risk-based assessment system, banks are categorized as “well capitalized,” “adequately capitalized” or “undercapitalized.” These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including institutions that are “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized” for prompt corrective action purposes. Banks also are assigned by the FDIC to one of three supervisory subgroups within each capital group, with the particular supervisory subgroup to which we are assigned being based on a supervisory evaluation by the FDIC and information which the FDIC determines to be relevant to our financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the Commissioner). Our assessment rate (ranging from zero to 27 basis points) is determined based on the capital category and supervisory subgroup to which we are assigned. If our capital classification were to drop to “adequately capitalized,” our assessment rate would increase in the future until we restored and maintained our capital at a “well capitalized” level. A higher assessment rate would result in an increase in the assessments we pay the FDIC for deposit insurance.

Under the Federal Deposit Insurance Act, the FDIC may terminate our deposit insurance if it finds that we have engaged in unsafe and unsound practices, are in an unsafe or unsound condition to continue operations, or have violated applicable laws, regulations, rules or orders.

The FDIC is charged with the responsibility of maintaining the adequacy of the BIF, and the amount we pay for deposit insurance is influenced not only by our capital category and supervisory subgroup but also by the adequacy of the insurance funds at any time. FDIC insurance assessments could be increased substantially in the future if the FDIC finds such an increase to be necessary in order to adequately maintain the insurance funds.

Community Reinvestment. Under the Community Reinvestment Act (the “CRA”), as implemented by regulations of the FDIC, an insured institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for banks, nor does it limit a bank’s discretion to develop, consistent with the CRA, the types of products and services that it believes are best suited to its particular community. The CRA requires the federal banking regulators, in connection with their examinations of insured banks, to assess the banks’ records of meeting the credit needs of their communities, using the ratings of “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance,” and to take that record into account in its evaluation of various applications by those banks. All banks are required to publicly disclose their CRA performance ratings. We received a “satisfactory” rating in our last CRA examination during November 2000.

Interstate Banking and Branching. The Bank Holding Company Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Law”), permits adequately capitalized and managed bank holding companies to acquire control of the assets of banks in any state. Acquisitions are subject to antitrust provisions that cap at 10.0% the portion of the total deposits of insured depository institutions in the United States that a single bank holding company may control, and generally cap at 30.0% the portion of the total deposits of insured depository institutions in a state that a single bank holding company may control. Under certain circumstances, states have the authority to increase or decrease the 30.0% cap, and states may set minimum age requirements of up to five years on target banks within their borders.

Subject to certain conditions, the Interstate Banking Law also permits interstate branching by allowing a bank in one state to merge with a bank located in a different state. Each state was allowed to accelerate the effective date for interstate mergers by adopting a law authorizing such transactions prior to June 1, 1997, or it could “opt out” and thereby prohibit interstate branching by enacting legislation to that effect prior to that date. The Interstate Banking Law also permits banks to establish branches in other states by opening new branches or acquiring existing branches of other banks, provided the laws of those other states specifically permit that form of interstate branching. North Carolina has adopted statutes which, subject to conditions, authorize out-of-state bank holding companies and banks to acquire or merge with North Carolina banks and to establish or acquire branches in North Carolina.

Restrictions on Transactions with Affiliates. We are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to, or investment in, its affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve Board;

•	the amount of loans or extensions of credit by a bank to third parties which are collateralized by the securities or obligations of the bank’s affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of one of its affiliates.

Transactions of the type described above are limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. We must also comply with other provisions designed to avoid the taking of low-quality assets from an affiliate.

We are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits a bank from engaging in the above-described transactions with its affiliates unless the transactions are on terms substantially the same, or at least as favorable to the bank or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Federal law also places restrictions on our ability to extend credit to our executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

USA Patriot Act of 2001. The USA Patriot Act of 2001 was enacted in response to the terrorist attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001. The Act is intended to strengthen the ability of U.S. law enforcement and the intelligence community to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Act on financial institutions of all kinds is significant and wide ranging. The Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including standards for verifying customer identification when accounts are opened, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Sarbanes-Oxley Act of 2002. On July 30, 2002, the Sarbanes-Oxley Act of 2002 was signed into law and became some of the most sweeping federal legislation addressing accounting, corporate governance and disclosure issues. The Act applies to all public companies and imposes significant new requirements for public company governance and disclosure requirements. Some of the provisions of the Act became effective immediately while others are still in the process of being implemented.

In general, the Sarbanes-Oxley Act mandates important new corporate governance and financial reporting requirements intended to enhance the accuracy and transparency of public companies’ reported financial results. It establishes new responsibilities for corporate chief executive officers, chief financial officers and audit committees in the financial reporting process, and it creates a new regulatory body to oversee auditors of public companies. It backs these requirements with new SEC enforcement tools, increases criminal penalties for federal mail, wire and securities fraud, and creates new criminal penalties for document and record destruction in connection with federal investigations. It also increases the opportunity for more private litigation by lengthening the statute of limitations for securities fraud claims and providing new federal corporate whistleblower protection.

The Act goes further to require that the various securities exchanges, including The Nasdaq Stock Market, prohibit the listing of the stock of an issuer unless that issuer complies with various new corporate governance requirements imposed by the exchanges, including the requirement that various corporate matters (including executive compensation and board nominations) be approved, or recommended for approval by the issuer’s full board of directors, by directors of the issuer who are “independent” as defined by the exchanges’ rules or by committees made up of “independent” directors.

The economic and operational effects of this new legislation on public companies, including us, have been and will continue to be significant in terms of the time, resources and costs associated with complying with the new law. Because the Sarbanes-Oxley Act, for the most part, applies equally to larger and smaller public companies, we will be presented with additional challenges as a smaller, community-oriented financial institution seeking to compete with larger financial institutions in our market.

Statistical Data

Certain statistical data regarding our loans, deposits, investment and business is included in the information provided in Part II of this Report under the caption “Item 6. Management’s Discussion and Analysis or Plan of Operation.”

Item 2. Description of Property.

We own the facilities housing six of our banking offices, and we lease the facilities housing our remaining three offices. In addition, we own an operations center which houses the deposit operations, information technology and loan administration departments of the bank. Each of our banking offices is in good condition and fully equipped for our purposes. On December 31, 2005, our investment in premises and equipment (cost less accumulated depreciation) was approximately $10.0 million.

Item 3. Legal Proceedings.

From time to time we may become involved in legal proceedings occurring in the ordinary course of our business. We believe there currently are no pending or threatened proceedings that are likely to result in a material adverse change in our financial condition or operations, subject to the uncertainties inherent in any litigation.

Item 4. Submission of Matters to a Vote of Security Holders.

Not applicable.

PART II

Item 5. Market for Common Equity, Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities

Market for Common Stock; Dividends. Our common stock became listed on The Nasdaq Capital Market on December 30, 2004, under the trading symbol “BCAR.” Prior to that date, it was quoted for trading on the OTC Bulletin Board under the same trading symbol. The following table lists high and low published prices of our common stock, and cash dividends declared on our common stock, for each calendar quarter during 2004 and 2005. Prices in the table reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. All prices prior to the fourth quarter of 2005 have been restated to reflect the effect of the six-for-five stock split that we effected in the form of a 20% stock dividend on October 28, 2005.

Quarter	Sales price range		Cash Dividends Declared
	High	Low
2005
Fourth	$17.57	$14.58	$0.05
Third	15.78	12.58	0.04
Second	14.58	12.38	0.04
First	12.88	11.60	0.04
2004
Fourth	15.00	10.67	0.04
Third	11.04	10.63	0.04
Second	11.04	10.63	0.04
First	11.08	10.21	0.04

On December 31, 2005, there were approximately 1,971 total beneficial holders of our common stock, including 1,214 shareholders of record and approximately 757 holders whose shares were in street name.

Under North Carolina banking law, we may pay cash dividends from our undivided profits. Information regarding restrictions on our ability to pay dividends is contained in Item 1 of this Report under the caption “Payment of Dividends.” In the future, any declaration and payment of cash dividends will be subject to the Board of Directors’ evaluation of our operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. Also, the payment of cash dividends in the future will be subject to certain other legal and regulatory limitations (including the requirement that our capital be maintained at certain minimum levels) and will be subject to ongoing review by our banking regulators. There is no assurance that, in the future, we will have funds available to pay cash dividends, or, even if funds are available, that we will pay dividends in any particular amount or at any particular times, or that we will pay dividends at all.

Sales of Common Stock. During 2005, the Bank issued and sold an aggregate of 35,973 shares of its common stock through option exercises. The shares were sold without registration under the Securities Act of 1933 pursuant to the exemption from registration provided by Section 3 (a)(2) of the Act for securities issued or guaranteed by a “bank.”

Repurchases of Common Stock. We did not repurchase any shares of our common stock during 2005.

Item 6. Management’s Discussion and Analysis or Plan of Operation.

The following presents management’s discussion and analysis of our financial condition and results of operations and should be read in conjunction with the financial statements and related notes included elsewhere in this annual report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors. All share data have been adjusted to give retroactive effect to stock splits and stock dividends. The following discussion is intended to assist in understanding the financial condition and results of operations of the Bank.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to our audited financial statements for the years ended December 31, 2005, 2004 and 2003 contain a summary of our significant accounting policies. We believe our policies with respect to methodology for the determination of our allowance for loan losses, and our asset impairment judgments, such as the recoverability of the intangible assets, involve a higher degree of complexity and require us to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, we consider the policies related to those areas critical.

Our allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards (“SFAS”) 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimatable, and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, the present value of future cash flows or values that are observable in the secondary market, and the loan balance.

The allowance for loan losses is created by direct charges to income. Losses on loans are charged against the allowance in the period in which those loans, in our opinion, become uncollectible. Recoveries during the period are credited to the allowance. The factors that influence our judgment in determining the amount charged to non-interest expense include past loan experience, composition of the loan portfolio, current economic conditions and losses inherent in the loan portfolio.

Management’s determination of the allowance is based primarily on a mathematical model that estimates the appropriate allowance for loan losses. This model has several components. The first component involves the estimation of losses on loans defined as “impaired loans.” A loan is considered to be impaired when, based on current information and events, it is probable we will be unable to collect all amounts due according to the contractual terms of the loan agreement. The estimated valuation allowance is the difference, if any, between the loan balance outstanding and the value of the impaired loan as determined by either 1) an estimate of the cash flows that we expect to receive from the borrower discounted at the loan’s effective rate, or 2) in the case of a collateral-dependent loan, the fair value of the collateral.

The second component of the allowance model is to estimate losses for risk graded loans, which consist of commercial loans and commercial real estate loans. These loans are assigned estimated loss percentages based on their risk grade. The third component of the allowance model is to estimate losses on homogeneous pools of loans. These pools consist primarily of single family residential loans, consumer loans, and equity lines of credit. The allowance for these pools is based on the historical loss experience and average life of these portfolios. Finally there is a general component in the allowance for losses inherent in the graded loans and homogeneous pools based on several additional risk factors.

We review our allowance on a quarterly basis and believe that the allowance is appropriate to cover inherent loan losses on the loans outstanding as of each reporting date. However, the determination of the allowance using our procedures and methods rests upon various judgments and assumptions about economic conditions and other factors affecting loans. No assurance can be given that we will not, in any particular period, sustain loan losses that are sizable in relation to the amounts reserved for those loans, or that subsequent evaluations of the loan portfolio and our allowance, in light of conditions and factors then prevailing, will not require significant changes in the allowance for loan losses or future charges to earnings. In addition, various regulatory agencies, as an integral part of their routine examination process, periodically review our allowance. Those agencies may require that we make additions to the allowance based on their judgments about information available to them at the time of their examinations.

Accounting for intangible assets is as prescribed by SFAS 142, Goodwill and Other Intangible Assets. We account for recognized intangible assets based on their estimated useful lives. Intangible assets with finite useful lives are amortized, while intangible assets with an indefinite useful life are not amortized. Currently, our recognized intangible asset consists of goodwill.

Goodwill is not amortized, but is subject to fair value impairment tests on at least an annual basis. If based upon our evaluation impairment has occurred, the impairment charge is recognized at that time. Based on the evaluation and testing described above, we have determined that our recorded goodwill is not impaired.

Overview

The year 2005 was an exciting and eventful year at Bank of the Carolinas. In February 2005, we converted to Fiserv as our core processor and in April we opened our ninth office in King. On October 28, we completed a six for five stock split which was effected in the form of a 20% stock dividend. We declared a $.05 per share cash dividend for each quarter of 2005; this was effectively a 20% increase in our dividend for the fourth quarter of 2005 when taking into consideration the stock split during that quarter. We are very proud to have begun offering our retail and commercial customers on-line banking capabilities during 2005, including web bill pay and e-statements.

We strive to serve the financial needs of small to medium-sized businesses, individuals, and residential homebuilders, offering a broad array of banking and other financial products emphasizing superior customer service.

Real estate secured loans, including construction loans and loans secured by existing commercial and residential properties, comprise the majority of our loan portfolio, with the balance of our loans consisting of commercial and industrial loans and loans to individuals. We also offer certain loan products through associations with various mortgage lending companies. Through these associations, we originate 1-4 family residential mortgages, at both fixed and variable rates. We earn fees for originating these loans and transferring the loan package to the mortgage lending companies. It has been our strategy to recruit skilled banking professionals who are well trained and highly knowledgeable about our market area, enabling us to develop and maintain a loan portfolio of sound credit quality.

The deposit services we offer include small business and personal checking accounts, savings accounts, money market checking accounts and certificates of deposit. The Bank concentrates on providing customer service to build its customer deposit base and competes aggressively in the area of transaction accounts.

Additional funding includes borrowings from the Federal Home Loan Bank and from federal funds purchased lines of credit.

Our results of operations are heavily dependent on net interest income, which is the difference between the interest earned on loans and securities and the interest paid on deposits and borrowings. Results of operations are also materially affected by our provision for loan losses, fee income generated from deposit and loan accounts, and noninterest expenses. Our noninterest expense primarily consists of compensation and employee benefits, occupancy expense, professional services, advertising, and other noninterest expenses. Results of operations are also significantly affected by general economic and competitive conditions, changes in interest rates, and actions of regulatory and governmental authorities.

Financial Condition at December 31, 2005 and December 31, 2004

Total assets at December 31, 2005, increased by $98.1 million or 33.6% to $390.2 million compared to $292.1 million at December 31, 2004. We had earning assets of $364.4 million at December 31, 2005 consisting of $299.9 million in gross loans, $47.4 million in investment securities and $17.1 million in overnight investments. Stockholders’ equity was $34.7 million at December 31, 2005 compared to $33.2 million at December 31, 2004.

Loans. Gross loans grew by $72.8 million or 32.1% during the twelve months of 2005, from $227.1 million on December 31, 2004 to $299.9 million at December 31, 2005. On December 31, 2005, real estate loans were 73.4%, and commercial loans were 23.1% of the total loan portfolio. Gross loans represented 76.9% and 77.8% of our total assets on December 31, 2005, and December 31, 2004, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, our loan portfolio yielded 7.00% for the period ending December 31, 2005 as compared to an average yield of 6.08% during 2004.

We intend to continue the growth of high quality loan assets to the extent permitted by our capital. With continued expansion of our geographic market area and the strong acceptance of our products and services within the communities we serve, we expect loan growth to continue at its current rate.

The following tables contain selected data relating to the composition of our loan portfolio by type of loan on the dates indicated.

Table I. Analysis of Loan Portfolio (dollars in thousands)

	At December 31,
	2005		2004		2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans:
Residential 1-4 family	$60,817	19.28%	$57,330	24.11%	$22,971	12.35%	$18,498	11.96%	$23,341	18.10%
Commercial	95,301	30.22%	79,764	33.54%	89,861	48.32%	68,934	44.56%	43,827	33.98%
Construction	52,196	16.55%	34,082	14.33%	12,098	6.50%	8,664	5.60%	13,691	10.61%
Home Equity	24,942	7.91%	21,114	8.88%	14,710	7.91%	12,844	8.30%	9,735	7.55%
Commercial business loans	72,798	23.08%	40,917	17.21%	39,394	21.18%	40,379	26.10%	31,787	24.64%

Consumer loans:
Installment	5,088	1.61%	3,958	1.66%	4,786	2.57%	3,940	2.55%	5,446	4.22%
Other	4,228	1.35%	651	0.27%	2,166	1.17%	1,423	0.93%	1,153	0.90%

Total loans	315,370	100.00%	237,816	100.00%	185,986	100.00%	154,682	100.00%	128,980	100.00%

Less:
Unfunded construction loans	(15,390)		(10,573)		(2,876)		(2,204)		(2,196)

Deferred loan origination fees and costs	(53)		(126)		(165)		(109)		(62)

Allowance for loan losses	(3,315)		(2,500)		(1,987)		(1,843)		(1,376)

Total loans, net	$296,612		$224,617		$180,958		$150,526		$125,346

Allowance for Loan Losses. On December 31 2005, our allowance totaled approximately $3.3 million and amounted to approximately 1.11% of our total loans and approximately 164.40% of our nonperforming loans.

The following table contains an analysis of our allowance for loan losses on the dates indicated.

Table II. Summary of Loan Loss Experience (dollars in thousands)

	Year ended December 31,
	2005	2004	2003	2002	2001
Balance at beginning of period	$2,500	$1,987	$1,843	$1,376	$831
Provision for loan losses	1,120	952	511	610	305
Acquisition of loan loss reserve	—	0	0	0	393

Charge-offs:
Commercial - real estate	(48)	—	(378)	(161)	(156)
Commercial - non-real estate	(15)	(148)	—	—	—
Mortgage - real estate	(99)	(290)	—	—	—
Construction	—	(27)	(63)	—	—
Installment	(155)	(57)	(15)	—	—

Total Charge-offs	(317)	(522)	(456)	(161)	(156)

Recoveries:
Commercial - real estate	—	4	39	18	3
Commercial - non-real estate	—	56	—	—	—
Mortgage real estate	—	4	—	—	—
Construction	—	—	50	—	—
Installment	12	19	—	—	—

Total recoveries	12	83	89	18	3

Net charge-offs	(305)	(439)	(367)	(143)	(153)

Balance at end of period	$3,315	$2,500	$1,987	$1,843	$1,376

Ratio of net charge-offs during period to average loans outstanding	0.11%	0.22%	0.22%	0.10%	0.21%

Ratio of allowance for loan losses to non-performing loans	164.40%	196.29%	206.55%	692.86%	N/A

Ratio of allowances for loan losses to total loans	1.11%	1.10%	1.09%	1.21%	1.09%

Since our organization during 1998, we have experienced substantial growth in our loan portfolio, deposit base and overall balance sheet. We are required to maintain an allowance for loan losses that reflects the size and risk in our loan portfolio. This has made it necessary for us to make significant provisions for loan losses, which principally reflect the growth of the loan portfolio. We expect our loan growth to continue at its current rate and that our provisions for loan losses will continue to be a major portion of our non-interest expense.

During 2005, we recorded gross charge-offs in the amount of $317 thousand which impacted our provision for loan losses during the period. Overall growth of our loan portfolio was the most significant contributing factor to the increase in our allowance for loan losses.

Asset Quality. Certain credit risks are inherent in making loans, particularly commercial and consumer loans. We assess these risks and attempt to manage them effectively. We also attempt to reduce credit risk by adhering to internal credit underwriting policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies. A loan is placed in a non-accrual status when, in our judgment, the collection of interest appears doubtful. Nonperforming assets are defined as nonaccrual loans, loans contractually past due for more than 90 days but still accruing interest, and foreclosed or idled properties.

On December 31, 2005, we had loans with an aggregate principal balance of $2.0 million that were delinquent over 90 days, of which $1.7 million were in non-accrual status. Interest accrued, but not recognized as income on non-accrual loans, was approximately $54,000 at December 31, 2005. On the same date, we had total nonperforming assets of $4.2 million, which includes other real estate owned.

Other real estate owned at December 31, 2005, totaled $2.2 million and consisted of four properties. Other real estate owned is carried on the balance sheet at values that we feel are less than or equal to the net amounts we will receive for the properties when they are sold.

The following table summarizes information regarding our non-accrual loans, other real estate owned, and certain other repossessed assets and loans, on December 31, 2005, 2004, 2003, 2002 and 2001. On those dates, we had no loans categorized as troubled debt restructuring within the meaning of SFAS 15.

Table III. Problem Assets (dollars in thousands)

	At December 31,
	2005	2004	2003	2002	2001
Loans accounted for on a nonaccrual basis:
Real estate loans:
Mortgage	$1,150	$279	$—	$69	$—
Commercial	474	62	695	—	—
Construction	—	—	239	—	—
Home Equity	—	—	—	—	—
Commercial business customers	65	2	—	—	—
Installment	—	—	25	3	—

Total nonaccrual loans	1,689	343	959	72	—
Accruing loans which are contractually past due 90 days or more	328	931	3	194	—

Total nonperforming loans	2,017	1,274	962	266	—
Other real estate owned	2,182	333	156	771	206

Total nonperforming assets	$4,199	$1,607	$1,118	$1,037	$206

Nonperforming loans as a % of net loans	0.68%	0.57%	0.53%	0.17%	0.00%
Total nonperforming assets as a percentage of total assets	1.08%	0.55%	0.48%	0.53%	0.14%

Investment Securities. Our investment securities totaled $47.4 million at December 31, 2005, and $32.1 million at December 31, 2004. Our investment portfolio includes U.S. Government Agency bonds, mortgage backed securities, state and municipals and corporate obligations, all of which are classified as “available-for-sale” and carried at fair value.

We use our investment portfolio as a tool to provide liquidity, manage interest rate risk and provide supplemental earnings. With our rapid growth since we began operations, and with the continuing growth we expect will occur, we recognize the need to manage liquidity through our investment portfolio. Our securities may be sold from time to time to increase liquidity or re-balance the interest rate sensitivity profile of our balance sheet.

The following table summarizes the fair market value of our securities on the dates indicated.

Table IV. Investment Activities (dollars in thousands)

	December 31,
	2005	2004	2003
U.S. government and agency securities	$35,237	$21,266	$20,065
State and municipal	2,569	—	—
Mortgage-backed securities	7,425	9,809	9,202
Corporate securities	2,148	1,027	994

Total	$47,379	$32,102	$30,261

The following tables summarize information regarding the scheduled maturities, amortized cost, and weighted average yields on a tax equivalent basis for our investment securities portfolio on December 31, 2005 and December 31, 2004.

Table V. Investment Securities (dollars in thousands)

At December 31, 2005:
	Less than 1 year		1 to 5 years		5 to 10 years		Over 10 years		Total Securities
	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield
U.S. Gov’t Agency debt securities	$7,982	3.10%	$26,317	3.59%	$1,501	4.71%	$—	0.00%	$35,800	3.42%
State and municipals	—	—	1,543	4.29%	529	4.68%	527	3.19%	2,599	4.15%
Mortgage-backed	—	—	584	3.70%	1,953	3.40%	5,119	4.81%	7,656	4.15%
Corporate	—	—	—	—	—	—	2,046	6.70%	2,046	6.70%

Total	$7,982		$28,444		$3,983		$7,692		$48,101

At December 31, 2004:
	Less than 1 year		1 to 5 years		5 to 10 years		Over 10 years		Total Securities
	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield
U.S. Gov’t Agency debt securities	$—	—	$21,351	3.06%	$—	—	$—	—	$21,351	3.06%
Mortgage-backed	—	—	—	—	3,316	3.41%	6,502	4.62%	9,818	4.21%
Corporate	—	—	—	—	—	—	952	8.67%	952	8.67%

Total	$—		$21,351		$3,316		$7,454		$32,121

Deposits. Our deposit services include business and individual checking accounts, savings accounts, NOW accounts, certificates of deposit and money market checking accounts. On December 31, 2005, total deposits were $326.6 million compared with $231.5 million on December 31, 2004, an increase of $95.1 million or 41.1%. This increase resulted primarily from growth provided by our core operations, the solicitation of brokered deposits during the year and the addition of our King branch. On December 31, 2005, time deposits of $100,000 and over made up approximately 24.9% of our total deposits as compared to 9.5% as of December 31, 2004.

Our deposits are generated primarily from within our banking market. However, the Bank had $33.9 million in brokered deposits at December 31, 2005 and also solicits certificates of deposit on the Internet through Express Data Corporation’s Quick-Rate CD Clearinghouse. On December 31, 2005, approximately 6.1% of our total deposits were made up of deposits solicited on the Internet as compared with 7.2% at December 31, 2004. On December 31, 2005, approximately 10.3% of our total deposits were made up of brokered deposits while the bank had no brokered deposits at December 31, 2004. The Bank has shifted it’s focus to brokered CD’s and away from internet CD’s during 2005 as is evidenced by these percentages.

Retail deposits gathered through our branch network continue to be our principal source of funding. It is our intent to focus our efforts and marketing resources on the growth of our deposit base as we believe this to be the most cost effective strategy for profitable growth. As our geographic market area continues to expand, access to low cost deposits is expected to continue to drive our overall growth.

The following table summarizes our average deposits for the years ended December 31, 2005, 2004, and 2003.

Table VI. Deposit Mix (dollars in thousands)

	For the Years ended December 31
	2005		2004		2003
	Average Balance	Average Cost	Average Balance	Average Cost	Average Balance	Average Cost
Interest-bearing deposits:
NOW and money market	$53,923	1.75%	$44,306	1.26%	$31,633	1.26%
Savings	11,966	0.94%	12,371	0.73%	11,827	1.08%
Certificates of deposit	189,606	3.36%	130,484	2.51%	119,664	2.82%

Total interest-bearing deposits	255,495		187,161		163,124
Non-interest bearing deposits	23,289		17,602		12,251

Total deposits	$278,784	2.67%	$204,763	1.91%	$175,375	2.22%

The following table contains an analysis of our time deposits of $100,000 or more December 31, 2005, 2004 and 2003, respectively.

	At December 31,
	2005	2004	2003
Remaining maturity of three months or less	$12,884	$5,418	$8,563
Remaining maturity of over three to twelve months	54,444	7,107	14,004
Remaining maturity of over twelve months	14,003	9,444	6,613

Total time deposits of $100,000 or more	$81,331	$21,969	$29,180

Other Borrowings. On December 31, 2005, we had total credit availability through the Federal Home Loan Bank (“FHLB”) of 25% of our assets (approximately $97.5 million). We have pledged as collateral for these borrowings our FHLB stock and our entire one-to-four family mortgage portfolio as well as eligible commercial loans. On December 31, 2005, we had outstanding loans of $27.4 million from the FHLB. The balance of FHLB advances at December 31, 2004 was $26.4 million. We also have total borrowing capacity of $17.5 million under uncollateralized federal funds lines of credit.

The following tables summarize our borrowings at December 31, 2005, 2004 and 2003.

Table VII. Other Borrowings (dollars in thousands)

	At December 31,
	2005	2004	2003
Other borrowings:
FHLB advances	$27,400	$26,400	$15,200

Total other borrowings	27,400	26,400	15,200

Weighted average interest rate	4.16%	3.41%	3.30%

	For the years ended December 31,
	2005		2004		2003
	Average Balance	Average Cost	Average Balance	Average Cost	Average Balance	Average Cost
Other borrowings:
FHLB advances	$25,051	3.77%	$20,706	2.91%	$16,623	3.36%
Federal funds purchased	718	3.50%	104	1.92%	54	1.85%

Total other borrowings	$25,769	3.77%	$20,810	2.91%	$16,677	3.36%

The above loans have maturity dates between 2006 and 2012. The loans from the FHLB are secured by a blanket lien on the Bank’s 1-4 family residential portfolio, eligible commercial loans and its FHLB stock.

Capital Resources. Total stockholders’ equity increased by $1.5 million to $34.7 million on December 31, 2005, compared to $33.2 million on December 31, 2004. This increase is principally due to net income of $2.3 million less dividends declared of $666 thousand during the twelve -month period ended December 31, 2005.

Comparison of Results of Operations for the Years Ended December 31, 2005 and 2004

Net Income. We had net income of $2.3 million or $0.59 per diluted share for the year ended December 31, 2005, compared to $1.5 million or $0.50 per diluted share for the year ended December 31, 2004. Net income before taxes grew 70.1% from 2004 to 2005, but our income tax expense increased from $615 thousand for 2004 to $1.2 million in 2005. Return on average assets was 0.69% and 0.59% and return on average equity was 6.86% and 6.45% for the years ended December 31, 2005 and 2004, respectively.

Net Interest Income. Our primary source of income is net interest income, which is the difference between income generated by our interest-earning assets (primarily loans, investment securities, and interest-bearing balances) and the expense incurred on interest-bearing liabilities (primarily deposits and borrowed funds used to fund earning assets). Net interest income increased 41.9% to $12.2 million for the year ended December 31, 2005, from $8.6 million in 2004. Our net interest margin and net interest spread changed to 3.84% and 3.50%, respectively, in 2005 from 3.74% and 3.52%, respectively, for the same period of 2004. This was in part caused by growth in average interest-earning assets of $85.7 million during 2005 as well as an increase in the average yield on those assets of 79 basis points. Our average cost of interest-bearing liabilities increased by 81 basis points to 2.99% in 2005 from 2.18% in 2004, while our average interest-bearing liabilities grew by $73.2 million.

Our net interest income is affected by both the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Table VIII summarizes the average balances of our various categories of assets and liabilities for the years ended on December 31, 2005, 2004 and 2003. The following tables reflect the average yield on our interest-earning assets and the average cost of our interest-bearing liabilities for the indicated periods.

Table VIII. Net Interest Income and Average Balances (dollars in thousands)

	December 31, 2005			December 31, 2004			December 31, 2003
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets:
Investment securities	$41,754	$1,498	3.59%	$29,568	$1,075	3.64%	$27,269	$1,110	4.07%
Federal funds sold and interest bearing assets	4,959	166	3.35%	3,094	39	1.26%	2,529	29	1.15%
Loans	269,893	18,892	7.00%	198,283	12,052	6.08%	170,101	10,599	6.23%

Total interest-earning assets	316,606	20,556	6.49%	230,945	13,166	5.70%	199,899	11,738	5.87%

Other assets	22,879			17,935			10,799

Total assets	$339,485			$248,880			$210,698

Interest bearing liabilities:
Demand deposits	$53,923	$942	1.75%	$44,306	$560	1.26%	$31,633	$399	1.26%
Savings deposits	11,966	112	0.94%	12,371	90	0.73%	11,827	128	1.08%
Time deposits	189,606	6,380	3.36%	130,484	3,269	2.51%	119,664	3,376	2.82%
Other borrowings	25,769	971	3.77%	20,810	605	2.91%	16,677	560	3.36%

Total Interest-bearing liabilities	281,264	8,405	2.99%	207,971	4,524	2.18%	179,801	4,463	2.48%

Demand deposits	23,289			17,602			12,251
Other liabilities	935			698			887
Stockholders’ Equity	33,997			22,609			17,759

Total liabilities and stockholders’ equity	$339,485			$248,880			$210,698

Net interest income & interest rate spread		$12,151	3.50%		$8,642	3.52%		$7,275	3.39%

Net yield on average interest-earning assets			3.84%			3.74%			3.64%

Ratio of average interest-earning assets to average interest-bearing liabilities			113%			111%			111%

Non accrual loans are included in the table for the year ended December 31, 2005, 2004 and 2003. However, the impact of those loans was not material.

The following tables summarize the dollars amount of changes in interest income and interest expense for the major components of our interest-earning assets and interest-bearing liabilities during the twelve months ended December 31, 2005, 2004 and 2003. The tables show changes in interest income and expense attributable to volume changes and interest rate changes. The changes attributable to both rate and volume changes have been allocated to the changes attributable to rate changes.

Table IX. Volume/Rate Variance Analysis (dollars in thousands)

	Year Ended December 31, 2005 vs. 2004 Increase (Decrease) Due to			Year Ended December 31, 2004 vs. 2003 Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Investment securities	$443	$(19)	$424	$94	$(129)	$(35)
Federal funds sold and interest-bearing bank balances	24	103	127	6	4	10
Loans	4,353	2,487	6,840	1,756	(303)	1,453

Total interest income	4,820	2,571	7,391	1,856	(428)	1,428
Interest-bearing liabilities:
Deposits	1,431	2,084	3,515	575	(560)	15
Other borrowings	144	222	366	139	(94)	45

Total interest expense	1,575	2,306	3,881	714	(654)	60

Net interest income	$3,245	$265	$3,510	$1,142	$226	$1,368

Provision for Loan Losses. We recorded a $1.1 million provision for loan losses for the twelve months ended December 31, 2005, representing an increase of $168 thousand from the $952 thousand provision made for the twelve months ended December 31, 2004. The increase in the provision for loan losses for the twelve months ended December 31, 2005 as compared to the same period in 2004 resulted from the significant growth in our loan portfolio during the 2005 period as well as an increase in our nonperforming loans. Net loan charge-offs were $305 thousand during the 2005 period compared to $439 in the 2004 period. The allowance for loan losses expressed as a percentage of total loans was 1.10% at December 31, 2004 and 1.11% at December 31, 2005. Nonperforming loans as a percentage of net loans increased from 0.57% at December 31, 2004 to 0.68% at December 31, 2005.

Provisions for loan losses are charged to income to bring the allowance for loan losses to a level we deem appropriate. In evaluating the allowance for loan losses, we consider factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors.

Non-interest Income. In addition to net interest income, we derive revenues from a variety of financial products and services offered to our customers. The majority of our non-interest income results from service charges on our deposit accounts, including charges for insufficient funds, check sales, and fees charged for non-deposit services and from mortgage loan broker fees. Additionally, we may sell various assets from time to time, including fixed assets and securities, which may produce either gains or losses when sold.

Non-interest income increased by $226 thousand or 20.4% to $1.3 million for the year ended December 31, 2005 compared with $1.1 million the prior year. The largest components of non-interest income were service charges on deposit accounts of $847 thousand in 2005 as compared with $699 thousand in 2004 or a 21.1% increase, and mortgage loan broker fees of $196 thousand in 2005 as compared with $169 thousand in 2004 or a 15.9% increase. The increase in cash surrender value of bank owned life insurance contributed $203 thousand in non-interest income during 2005. Mortgage loan broker fees increased due to an increase in mortgage volume. Mortgage broker income is non-recurring and will fluctuate with the interest rate environment.

The following table describes our non-interest income for the years ended December 31, 2005, 2004 and 2003.

Table X. Non-interest Income (dollars in thousands)

	2005	2004	2003
Customer service fees	$847	$699	$538
Mortgage loan broker fees	196	169	250
Net gain (loss) on available for sale securities	—	27	(5)
Increase in bank owned life insurance	203	148	—
Other income	95	71	86

	$1,341	$1,114	$869

Non-interest Expenses. Non-interest expenses totaled $8.8 million for the year ended December 31, 2005, an increase of $2.1 million over the $6.7 million reported for the year ended December 31, 2004. As a percentage of average total assets, our total non-interest expenses remained constant at 2.7% for the years ended December 31, 2005 and 2004. While we added additional overhead related to opening our new branch, we have grown our loan portfolio to accommodate the extra expense. Salaries and employee benefits increased by $1.1million as a result of personnel additions, normal compensation adjustments, and higher costs for group insurance coverage. Occupancy and equipment costs increased by $321 thousand due to the addition of the new facilities, data processing expenses increased by $261 thousand and other non-interest expenses increased by $463 thousand to a total of $2.1 million for the year ended December 31, 2005 as compared with $1.7 million for the year ended December 31, 2004.

The following table summarizes the major components of our non-interest expense for the years ended December 31, 2005, 2004 and 2003.

Table XI. Non-interest Expense (dollars in thousands)

	2005	2004	2003
Salary and benefits	$4,844	$3,789	$3,139
Occupancy and equipment expenses	1,222	901	831
Data processing	452	191	152
Advertising	181	179	124
Other expenses	2,133	1,670	1,338

	$8,832	$6,730	$5,584

Income Taxes. We incurred income tax expense of $1.2 million in 2005 and $615 thousand in 2004. In 2005, income tax expense was 34.1% of pretax earnings as compared to 29.7% for 2004. The increase in the effective tax rate in 2005 was due to a reduction in the 2004 statutory rate which resulted from tax credits from a conservation grant.

Capital Adequacy

We are required to comply with the capital adequacy standard established by the Federal Deposit Insurance Corporation (FDIC). The FDIC has issued risk-based capital and leverage capital guidelines for measuring the adequacy of a bank’s capital, and all applicable capital standards must be satisfied for us to be considered in compliance with the FDIC’s requirements. On December 31, 2005, our Total Capital Ratio and Tier 1 Capital Ratio were 12.13 % and 11.0%, respectively, which were well above the minimum levels required by the FDIC’s guidelines. On December 31, 2005, our Leverage Capital Ratio was 9.17%, which was also well above the minimum level required by the FDIC’s guidelines.

Liquidity and Interest Rate Sensitivity

Liquidity. Maintaining adequate liquidity, while managing interest rate risk, is the primary goal of our asset and liability management strategy. Liquidity is the ability to fund the needs of our borrowers and depositors, pay operating expenses and meet regulatory requirements. Maturing investments, loan repayments, deposit growth and borrowing from the Federal Home Loan Bank are presently the main sources of the Bank’s liquidity. The Bank’s primary uses of liquidity are to fund loans, operating expenses, deposit withdrawals, repay borrowings and to make investments.

Interest Rate Sensitivity. Our goal is to maintain a neutral position on interest rate sensitivity whereby little or no change in interest income would occur as interest rates change. On December 31, 2005, we were cumulatively liability sensitive for the next twelve months, which means that our interest-bearing liabilities would reprice more quickly than our interest bearing assets. Theoretically, our net interest margin will decline if market interest rates rise or increase if market interest rates fall. However, the repricing characteristic of assets is different from the repricing characteristics of funding sources. Therefore, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

The following tables show the interest rate sensitivity of our balance sheet on December 31, 2005, and December 31, 2004, but are not necessarily indicative of our position on other dates. Each category of assets and liabilities is shown with projected repricing and maturity dates. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. NOW accounts, savings accounts, and money market accounts are assumed to be subject to immediate repricing and depositor availability. Prepayment assumptions on mortgage loans and decay rates on deposit accounts have not been included in this analysis. Also, the tables do not reflect scheduled principal repayments that will be received on loans. The interest rate sensitivity of our assets and liabilities may vary substantially if different assumptions are used or if our actual experience differs from that indicated by the assumptions.

Table XII. Interest Rate Sensitivity (dollars in thousands)

	December 31, 2005
	1-3 months	Over 3 to 12 months	Over 12 to 60 months	Over 60 months	Total
Interest-earning assets:
Residential, 1-4 family	$23,751	$6,573	$18,223	$12,104	$60,651
All other loans	160,831	10,236	58,103	10,159	239,329
Federal funds sold	17,000	—	—	—	17,000
Investment securities	—	7,893	27,950	11,535	47,378
Interest bearing balances other banks	120	—	—	—	120

Total	$201,702	$24,702	$104,276	$33,798	$364,478

Interest-bearing liabilities:
Demand deposits	59,521	—	—	—	59,521
Savings deposits	11,101	—	—	—	11,101
Time deposits	68,795	123,695	37,397	—	229,887
Other borrowings	3,400	1,000	18,000	5,000	27,400

Total	$142,817	$124,695	$55,397	$5,000	$327,909

Interest-sensitivity gap	58,885	(99,993)	48,879	28,798	36,569

Cumulative sensitivity gap	58,885	(41,108)	7,771	36,569	36,569

Cumulative gap as a % of total interest-earning assets	16.2%	-11.3%	2.1%	10.0%	10.0%

Cumulative ratio of sensitive assets to sensitive liabilities	141%	85%	102%	111%	111%

Non-accrual loans are included in the above tables; however the impact of those loans was not material.

Effects of Inflation and Changing Prices

A commercial bank has an asset and liability structure that is distinctly different from that of a company with substantial investments in plant and inventory because the major portion of its assets is monetary in nature. As a result, a bank’s performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the price of goods and services, inflation also is a factor that may influence interest rates. Yet, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect our operating expense in that personnel expense and the cost of supplies and outside services tend to increase more during periods of high inflation.

Item 7. Financial Statements.

Bank of the Carolinas

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Bank of the Carolinas

Mocksville, North Carolina

We have audited the accompanying balance sheets of the Bank of the Carolinas (the “Company”) as of December 31, 2005 and 2004, and the related statements of income, changes in stockholders’ equity and cash flows for each year in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank of the Carolinas as of December 31, 2005 and 2004, and the results of its operations and cash flows for each year in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Asheville, North Carolina

March 23, 2006

Bank of the Carolinas

Balance Sheets

December 31, 2005 and 2004

(In thousands except share and per share data)

	2005	2004
Assets

Cash and due from banks	$5,035	$6,351
Interest-bearing deposits in banks	120	917

Cash and cash equivalents	5,155	7,268

Federal funds sold	17,000	8,012
Securities available for sale	47,379	32,102
Loans receivable, net	296,612	224,617
Office properties and equipment, net	9,960	9,822
Accrued interest receivable	1,887	1,090
Other real estate owned	2,182	333
Deferred tax assets	1,155	866
Goodwill	612	612
Bank owned life insurance	5,722	5,519
Other assets	2,523	1,854

Total assets	$390,187	$292,095

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Non-interest bearing	$26,131	$22,870
Interest bearing	300,509	208,662

Total deposits	326,640	231,532

Federal Home Loan Bank advances	27,400	26,400
Accrued interest payable and other liabilities	1,496	988

Total liabilities	355,536	258,920

Commitments and contingencies (Notes 9 and 13)	—	—

Stockholders’ Equity:
Common stock, par value $5 per share:
5,000,000 shares authorized; 3,825,192 and 3,156,047 shares issued and outstanding, respectively	19,126	15,780
Additional paid in capital	11,419	14,491
Retained earnings	4,583	2,916
Accumulated other comprehensive loss	(477)	(12)

Total stockholders’ equity	34,651	33,175

Total liabilities and stockholders’ equity	$390,187	$292,095

The accompanying notes are an integral part of these financial statements.

Bank of the Carolinas

Statements of Income

For the Years Ended December 31, 2005, 2004 and 2003

(In thousands except per share data)

	2005	2004	2003
Interest and dividend income:
Loans, including fees	$18,892	$12,052	$10,599
Investment securities	1,498	1,075	1,110
Other	166	39	29

Total interest income	20,556	13,166	11,738

Interest expense:
Deposits	7,434	3,919	3,903
Other borrowings	971	605	560

Total interest expense	8,405	4,524	4,463

Net interest income	12,151	8,642	7,275

Provision for loan losses	1,120	952	511

Net interest income after provision for loan losses	11,031	7,690	6,764

Non-interest income:
Customer service fees	847	699	538
Net gain (loss) on available for sale securities	—	27	(5)
Mortgage loan broker fees	196	169	250
Increase in bank owned life insurance	203	148	—
Other	95	71	86

Total non-interest income	1,341	1,114	869

Noninterest expense:
Salaries and employee benefits	4,844	3,789	3,139
Net occupancy expense	1,222	901	831
Data processing	452	191	152
Advertising	181	179	124
Other	2,133	1,670	1,338

Total non-interest expense	8,832	6,730	5,584

Income before income taxes	3,540	2,074	2,049
Income tax expense	1,207	615	672

Net income	$2,333	$1,459	$1,377

Net income per share
Basic	$0.61	$0.52	$0.57

Diluted	$0.59	$0.50	$0.53

The accompanying notes are an integral part of these financial instruments.

Bank of the Carolinas

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2005, 2004 and 2003

(In thousands except per share data)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2002	1,583,904	$7,919	$6,846	$660	$274	$15,699

Stock options exercised	18,886	94	54	—	—	148

Current income tax benefit on option exercise	—	—	29	—	—	29

Issuance of common stock, net of issuance cost	395,137	1,976	3,086	—	—	5,062

20% stock split in form of a dividend	318,917	1,595	(1,595)	—	—	—

Cash dividends declared ($.05 per share)	—	—	—	(116)	—	(116)

Comprehensive income:
Net income	—	—	—	1,377	—	1,377
Change in accumulated other comprehensive income	—	—	—	—	(198)	(198)

Total comprehensive income						1,179

Balance, December 31, 2003	2,316,844	11,584	8,420	1,921	76	22,001

Stock options exercised	3,392	17	9	—	—	26

Current income tax benefit on option exercise	—	—	6	—	—	6

Issuance of common stock, net of issuance cost	835,811	4,179	6,056	—	—	10,235

Cash dividends declared ($.20 per share)	—	—	—	(464)	—	(464)

Comprehensive income:
Net income	—	—	—	1,459	—	1,459
Change in accumulated other comprehensive income	—	—	—	—	(88)	(88)

Total comprehensive income						1,371

Balance, December 31, 2004	3,156,047	15,780	14,491	2,916	(12)	33,175

Stock options exercised	35,973	180	23	—	—	203

Current income tax benefit on option exercise	—	—	81	—	—	81

Adjustment to issuance cost of common stock	—	—	(3)	—	—	(3)

20% stock split in form of a dividend	633,172	3,166	(3,166)	—	—	—

Cash in lieu of fractional shares	—	—	(7)	—	—	(7)

Cash dividends declared ($.20 per share)	—	—	—	(666)	—	(666)

Comprehensive income:
Net income	—	—	—	2,333	—	2,333
Change in accumulated other comprehensive income	—	—	—	—	(465)	(465)

Total comprehensive income						1,868

Balance, December 31, 2005	3,825,192	$19,126	$11,419	$4,583	$(477)	$34,651

The accompanying notes are an integral part of these financial statements.

Bank of the Carolinas

Statements of Cash Flows

For the Years Ended December 31, 2005, 2004 and 2003

(In thousands)

	2005	2004	2003
Cash flows from operating activities:
Net income	$2,333	$1,459	$1,377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	580	444	378
Accretion of deposit cost adjustment	—	—	(73)
Deferred tax expense (benefit)	(49)	(217)	66
Provision for loan losses	1,120	952	511
Amortization of premiums on securities, net	71	75	177
Increase in bank owned life insurance	(203)	(148)	—
Loss (gain) on sale of other real estate owned	36	(35)	(13)
Loss (gain) on sale of fixed assets	(7)	4	—
Loss (gain) on sale of securities	—	(27)	5
Net changes in:
Accrued interest receivable	(797)	(183)	(42)
Other assets	(345)	538	18
Deferred loan costs, net	(73)	(39)	56
Accrued expenses and other liabilities	430	222	(414)

Net cash provided by operating activities	3,096	3,045	2,046

Cash flows from investing activities:
Net change in federal funds sold	(8,988)	(218)	(7,794)
Activity in available for sale securities:
Purchases	(18,151)	(21,039)	(35,596)
Principal payments received	2,100	2,491	4,687
Proceeds from sale	—	4,025	3,176
Maturities and calls of securities	—	12,500	27,855
Net loan originations and principal payments	(75,015)	(45,669)	(31,410)
Purchase of FHLB stock	(246)	(691)	—
Purchase of property and equipment	(745)	(4,354)	(666)
Proceeds from redemption of FHLB stock	—	—	10
Proceeds from sale of fixed assets	34	26	—
Additions to other real estate owned	(211)	—	—
Proceeds from sale of other real estate owned	300	1,002	618
Investment in bank owned life insurance	—	(5,371)	—

Net cash provided by investing activities	(100,922)	(57,298)	(39,120)

(continued)

Bank of the Carolinas

Statements of Cash Flows, Continued

For the Years Ended December 31, 2005, 2004 and 2003

(In thousands)

	2005	2004	2003
Cash flows from financing activities:
Net increase in deposits	$95,108	$37,235	$34,645
Proceeds from FHLB advances	20,500	18,200	—
Repayment of FHLB advances	(19,500)	(7,000)	(2,000)
Net change in federal funds purchased	—	—	(765)
Proceeds from issuance of common stock	203	10,261	5,210
Cash dividends paid	(598)	(464)	—

Net cash provided by financing activities	95,713	58,232	37,090

Net increase (decrease) in cash and cash equivalents	(2,113)	3,979	16

Cash and cash equivalents at beginning of year	7,268	3,289	3,273

Cash and cash equivalents at end of year	$5,155	$7,268	$3,289

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$7,875	$4,491	$4,442

Income taxes paid	$1,416	$398	$984

Non-cash investing and financing activities:
Unrealized losses on securities available for sale, net of income tax effect	$(464)	$(89)	$(198)
Transfer of foreclosed assets from loans receivable	1,973	1,098	280
Loan to facilitate sale of other real estate owned	—	—	290
Transfer from loans to other assets	—	—	421
Dividends declared, not paid	191	116	116

The accompanying notes are an integral part of these financial statements.

Bank of the Carolinas

Notes to Financial Statements

December 31, 2005 and 2004

(Tabular amounts in thousands except share and per share data)

1.	Summary of Significant Accounting Policies

Organization - The Bank is a state-chartered commercial bank subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation. The Bank is headquartered in Mocksville, North Carolina, and provides retail banking services primarily in central North Carolina.

The accounting and reporting policies of the Bank follow accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a summary of the more significant accounting policies.

Business - The Bank provides a variety of financial services to individuals and small businesses through its retail offices. Its primary deposit products are demand deposits and time certificate accounts and its primary lending products are consumer, commercial, and mortgage loans. The Bank does not have significant concentrations to any one industry or customer.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of deferred tax assets.

Cash and Cash Equivalents – The Bank considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks” and “interest-bearing deposits in banks.”

Securities - Securities available for sale are carried at fair value. The Bank has identified its holdings in debt securities as available for sale. The unrealized holding gains or losses on securities available for sale are reported, net of related income tax effects, as accumulated other comprehensive income unless a valuation reserve has been established. Changes in unrealized holding gains or losses are included as a component of other comprehensive income until realized. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in income as realized losses. Gains or losses on sales of securities available for sale are based on the specific identification method.

Bank of the Carolinas

Notes to Financial Statements, Continued

Loans Receivable - The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is invested within the central North Carolina region. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, loans in process, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Income on impaired loans is recognized on a cash basis.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Bank of the Carolinas

Notes to Financial Statements, Continued

Office Properties and Equipment - Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years. The cost of maintenance and repairs are charged to income as incurred while expenditures that materially increase the useful lives of property are capitalized.

Federal Home Loan Bank Stock - Investment in stock of the Federal Home Loan Bank is required by law of every member. The investment is carried at cost since redemptions of this stock have been historically at par. No ready market exists for the stock, and it has no quoted market value. The stock is presented in other assets. Due to the redemption provisions of the FHLB, the Bank estimates carrying value equals fair value and that it was not impaired at December 31, 2005. The stock had a carrying value of $1,862,000 at December 31, 2005.

Foreclosed Assets - Assets acquired through, or in lieu of, loan foreclosure are held for sale and initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value. Expenses associated with maintaining these properties, are included in other non-interest expense. The provision for real estate losses is included in non-interest expense. Realized gains and losses on disposal of real estate is included in non-interest expense. Foreclosed assets are presented in other real estate owned.

Goodwill - The Bank has adopted Statement of Financial Standards (SFAS) No. 141 entitled Business Combinations (Statement 141), SFAS No. 142 entitled Goodwill and Other Intangible Assets (Statement 142), and SFAS No. 147 entitled Acquisitions of Certain Financial Institutions (Statement 147). Certain provisions of Statement 142 relating to business combinations consummated after June 30, 2001, were adopted by the Bank on July 1, 2001. The remaining provisions of Statement 142 and all provisions of Statement 141 were adopted effective January 1, 2002. Statement 147 provisions were adopted January 1, 2003.

Goodwill is recognized in business combinations to the extent that the price paid exceeds the fair value of the net assets acquired, including any identifiable intangible assets. Goodwill is not amortized, but is subject to fair value impairment tests on at least an annual basis. The Bank’s impairment tests have indicated no goodwill impairment.

Income Taxes - The Bank utilizes the liability method of computing income taxes. Under the liability method, deferred tax liabilities and assets are established for future tax return effects of the temporary differences between the stated value of assets and liabilities for financial reporting purposes and their tax bases. The focus is on accruing the appropriate balance sheet deferred tax amount, with the statement of income effect being the result of the changes in the balance sheet amounts from period to period. Current portion of income tax expense is provided based upon the actual tax liability incurred for tax return purposes.

An evaluation of the probability of being able to realize the future benefits of deferred tax assets is made. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Bank of the Carolinas

Notes to Financial Statements, Continued

Stockholders’ Equity - On September 23, 2005, the Bank declared a six for five stock split that was affected in the form of a 20 percent stock dividend, payable as of October 28, 2005, to stockholders on record as of October 14, 2005. All per-share data herein has been adjusted to include the effect of the stock split.

Earnings Per Share - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method.

Earnings per share have been computed based on the following (as adjusted for the six for five stock split):

	Years Ended December 31,
	2005	2004	2003
Net income applicable to common stock	$2,333	$1,459	$1,377

Average number of common shares outstanding used to calculate basic earnings per share	3,799,565	2,792,137	2,422,746
Additional potential common shares due to stock options	151,277	144,870	133,715

Average number of common shares outstanding used to calculate diluted earnings per share	3,950,842	2,937,007	2,556,461

Bank of the Carolinas

Notes to Financial Statements, Continued

Stock Compensation Plans - Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and income per share and other disclosures, as if the fair value based method of accounting had been applied. (See Note 15.) The Bank does comply with the disclosure requirements set forth in SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure.

Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section in the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
	2005	2004	2003
Unrealized holding losses on available-for-sale securities	$(703)	$(107)	$(336)
Reclassification adjustment for (gains) losses realized in net income	—	(27)	5

Net unrealized losses	(703)	(134)	(331)
Tax effect, net of valuation allowance	238	46	133

Other comprehensive loss net of tax	$(465)	$(88)	$(198)

Certain amounts reflected in the December 31, 2004 and 2003 financial statements have been reclassified to conform with the presentation for the year ended December 31, 2005.

Bank of the Carolinas

Notes to Financial Statements, Continued

New Accounting Pronouncements – In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. SFAS No. 123(R) allows for adoption using either the modified prospective or modified retrospective methods. The Bank anticipates using the modified prospective method when this statement is adopted in the first quarter of 2006. The Bank has evaluated the impact upon adoption of SFAS No. 123(R) and has concluded that the adoption will not have a material impact on financial position or results of operations upon adoption.

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin (“SAB”) No.107 to provide guidance regarding the application of SFAS No.123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No.123(R) and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No.123(R).

In March 2004, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This Issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of this Issue were effective for annual financial statements for fiscal years ending after December 15, 2003 and were adopted by the Company effective December 31, 2003.

The recognition and measurement guidance in paragraphs 6-20 of this Issue was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position (“FSP”) on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1—“The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This final guidance eliminated paragraphs10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of the Company) and will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. The Company has evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk.” The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity’s exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or economic characteristic that identifies the concentration.” The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005.

Bank of the Carolinas

Notes to Financial Statements, Continued

2.	Investment Securities

The amortized cost and estimated fair values of investments are summarized as follows:

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. Government and Agency	$35,800	$3	$566	$35,237
State and municipals	2,599	—	30	2,569
Corporate	2,046	104	2	2,148
Mortgage-backed	7,656	7	238	7,425

	$48,101	$114	$836	$47,379

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. Government and Agency	$21,350	$48	$132	$21,266
Corporate	952	74	—	1,026
Mortgage-backed	9,818	54	63	9,809

	$32,120	$176	$195	$32,101

Bank of the Carolinas

Notes to Financial Statements, Continued

The Bank had investment securities with a carrying value of approximately $8.8 million and $2.5 million pledged against deposits at December 31, 2005 and 2004, respectively.

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2005 is as follows:

	Available for Sale
	Amortized Cost	Estimated Fair Value
Within 1 year	$7,982	$7,893
Over 1 year through 5 years	27,860	27,387
Over 5 years through 10 years	2,030	2,000
Over 10 years	2,573	2,674

	40,445	39,954
Mortgage backed securities	7,656	7,425

	$48,101	$47,379

For the years ended December 31, 2005, 2004 and 2003, proceeds from sale of securities available for sale were approximately $-0-, $4,025,000, and $3,176,000, respectively. Gross realized gains amounted to approximately $-0-, $36,000 and $-0- respectively, and gross realized losses amounted to approximately $-0-, $9,000, and $5,000, respectively.

The fair value of securities with unrealized losses at December 31, 2005, is as follows:

	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government and agency	$14,278	$129	$20,457	$436	$34,735	$565
State and municipals	2,569	30	—	—	2,569	30
Corporate	1,090	3	—	—	1,090	3
Mortgage backed securities	1,230	38	5,072	200	6,302	238

Total	$19,167	$200	$25,529	$636	$44,696	$836

Bank of the Carolinas

Notes to Financial Statements, Continued

The fair value of securities with unrealized losses at December 31, 2004, is as follows:

	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government and agency	$17,764	$132	$—	$—	$17,764	$132
Mortgage backed securities	3,529	25	2,426	38	5,955	63

Total	$21,293	$157	$2,426	$38	$23,719	$195

Management of the Bank believes all unrealized losses as of December 31, 2005, represent temporary impairment. The unrealized losses have resulted from temporary changes in the interest rate market and not as a result of credit deterioration. The Bank has sufficient liquidity sources to be able to hold these securities until the fair value recovers.

3.	Loans Receivable

Loans receivable are summarized as follows:

	December 31,
	2005	2004
Mortgage loans on real estate:
Residential, 1-4 family	$60,817	$57,330
Commercial	95,301	79,764
Construction	52,196	34,082
Home equity	24,942	21,114

	233,256	192,290

Commercial loans	72,798	40,917

Consumer installment loans:
Installment	5,088	3,958
Other	4,228	651

	9,316	4,609

Subtotal	315,370	237,816

Adjustments:
Unamortized loan fees	(53)	(126)
Undisbursed portion of construction loans	(15,390)	(10,573)
Allowance for loan losses	(3,315)	(2,500)

Loans, net	$296,612	$224,617

Bank of the Carolinas

Notes to Financial Statements, Continued

The changes in the allowance for loan losses are summarized as follows:

	For the Year Ended December 31,
	2005	2004	2003
Beginning balance	$2,500	$1,987	$1,843
Provision for loan losses	1,120	952	511
Charge-offs, net of recoveries	(317)	(522)	(456)
Recoveries	12	83	89

Ending balance	$3,315	$2,500	$1,987

In accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, loans totaling approximately $1,673,000 in non-homogenous groups were determined to be impaired as of December 31, 2005 while approximately $64,000 were determined to be impaired as of December 31, 2004. Specific loan loss reserves of $574,000 and $27,000 were related to these loans as of December 31, 2005 and 2004. Income has not been recognized on these loans since being placed in impaired status. The average balance invested in impaired loans during 2005 was $656,493 and was negligible in 2004.

Loans in non-accrual status were approximately $1,689,000 and $343,000 at December 31, 2005 and 2004, respectively. Interest accrued, but not recognized as income on these loans, was approximately $54,000 and $30,000 at December 31, 2005 and 2004, respectively.

Directors and officers of the Bank and companies with which they are affiliated are customers of the Bank in the ordinary course of business and are considered “insiders.” Outstanding balances for term loans and lines of credit to insiders as of December 31, 2005 and 2004, were approximately $5.8 and $6.2 million, respectively.

The change in the term loans to insiders is as follows:

Loans:
Balance, December 31, 2004	$3,467
Originations	1,271
Repayments and participations sold	(2,398)

Balance, December 31, 2005	$2,340

Bank of the Carolinas

Notes to Financial Statements, Continued

4.	Office Properties and Equipment

Office properties and equipment are summarized as follows:

	December 31,
	2005	2004
Land	$1,117	$1,117
Buildings	7,260	7,243
Leasehold Improvements	591	505
Furniture, fixtures and equipment	3,200	2,662

	12,168	11,527
Less, accumulated depreciation	2,208	1,705

	$9,960	$9,822

5.	Leases

The Bank has entered into lease agreements for certain branch facilities. The leases expire through September 2012 and contain various renewal options. For the years ended December 31, 2005, 2004 and 2003, rental expense was approximately $146,000, $125,000 and $121,000, respectively.

The approximate minimum future lease payments are as follows:

2006	$146
2007	149
2008	132
2009	132
2010	135
Thereafter	214

$908

Bank of the Carolinas

Notes to Financial Statements, Continued

6.	Deposits

The aggregate amount of deposits with a minimum denomination of $100,000 was approximately $81.3 million and $69.5 million at December 31, 2005 and 2004, respectively.

Contractual maturities of time deposits are summarized as follows:

	December 31,
	2005	2004
12 months or less	$192,490	$97,739
1-3 years	34,468	30,352
Thereafter	2,929	7,583

	$229,887	$135,674

7.	Federal Home Loan Bank Advances

The Bank had total advances from the Federal Home Loan Bank (“FHLB”) of $27,400,000 and $26,400,000 at December 31, 2005 and 2004, respectively. The weighted average interest rate on the advances was 4.16% and 3.41% at December 31, 2005 and 2004, respectively. The range of rates on the outstanding advances varied from 3.24% to 4.84%.

The contractual maturities of advances are as follows:

2006	$4,400
2007	—
2008	2,000
2009	4,000
2010	12,000
Thereafter	5,000

$27,400

The Bank has a total remaining credit availability through the FHLB of approximately $70,100,000. As of December 31, 2005, the Bank pledged as collateral for these borrowings its FHLB stock and the Bank’s entire 1-4 family mortgage portfolio as well as qualifying commercial loans, as defined.

Bank of the Carolinas

Notes to Financial Statements, Continued

8.	Federal Funds Purchased

At December 31, 2005, the Bank had total borrowing capacity of $17,500,000 relating to uncollateralized federal funds lines of credit. The Bank had no outstanding balances on these lines at December 31, 2005 or 2004.

9.	Income Taxes

The components of income tax expense (benefit) are as follows:

	For the Years Ended December 31,
	2005	2004	2003
Current	$1,256	$832	$606
Deferred	(49)	(217)	66
	$1,207	$615	$672

The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% are reconciled as follows:

	2005	2004	2003
Computed income tax expense	$1,204	$705	$697

Changes resulting from:
Tax credits	—	(102)	—
State tax expense, net of federal benefit	103	—	54
Deposit yield adjustment	—	—	(28)
Non-taxable income	(93)	(59)	—
Other	(7)	71	(51)

Actual income tax expense	$1,207	$615	$672

Bank of the Carolinas

Notes to Financial Statements, Continued

The components of deferred income taxes are as follows:

	December 31,
	2005	2004
Deferred tax assets:
Allowance for loan losses	$1,106	$820
Accrued expenses	109	127
Securities	245	6
Contribution carryforwards	118	339

	1,578	1,292

Deferred tax liabilities:
Depreciation and amortization	344	365
Prepaid expenses	54	—
Other	25	61

	423	426

Net deferred tax asset	$1,155	$866

Management has not established a valuation allowance as of December 31, 2005 as they believe it is more likely than not that deferred tax assets will be utilized.

10.	Regulatory Matters

The Bank, as a North Carolina banking corporation, may pay dividends only out of retained earnings as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank. Additionally, dividends for the first three years of operations of new banks are explicitly prohibited by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation unless special exceptions are made.

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances based on average daily deposits. At December 31, 2005, the Bank met the regulatory cash reserve requirements.

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Bank of the Carolinas

Notes to Financial Statements, Continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that categorization that management believes would change the categorization. To be categorized as well capitalized, the Bank must maintain the minimum capital ratios. The Bank’s actual capital amounts (in thousands) and ratios and minimum requirements are set forth in the table below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Total Capital (to Risk Weighted Assets)	$37,831	12.1%	$25,027	>8%	$31,284	>10%
Tier I Capital (to Risk Weighted Assets)	$34,516	11.0%	$12,514	>4%	$18,770	>6%
Tier I Capital (to Average Assets)	$34,516	9.2%	$15,048	>4%	$18,811	>5%

As of December 31, 2004:
Total Capital (to Risk Weighted Assets)	$35,075	12.8%	$18,366	>8%	$22,957	>10%
Tier I Capital (to Risk Weighted Assets)	$32,575	11.7%	$9,183	>4%	$13,774	>6%
Tier I Capital (to Average Assets)	$32,575	10.2%	$10,980	>4%	$13,725	>5%

11.	Employee Benefit Plan

The Bank has a 401(k) Plan to benefit employees. Employees that meet certain age and service requirements may participate in the Plan. Employees may contribute up to 20 percent of their compensation subject to certain limits based on federal tax laws. The Bank may make contributions to the Plan as determined by the Bank’s Board of Director’s. For the years ended December 31, 2005, 2004 and 2003 expense attributable to the Plan amounted to approximately $35,000, $53,000, and $36,000, respectively.

Bank of the Carolinas

Notes to Financial Statements, Continued

12.	Commitments and Contingencies

To accommodate the financial needs of its customers, the Bank makes commitments under various terms to lend funds. These commitments include revolving credit agreements, term loan commitments and short-term borrowing agreements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held includes first and second mortgages on one-to-four family dwellings, accounts receivable, inventory, and commercial real estate. Certain lines of credit are unsecured.

The Bank had outstanding commitments to originate commercial and construction loans of approximately $15,390,000 at December 31, 2005. These commitments were composed of variable rate loans, with interest rates based upon the prime rate. The commitments included various maturity terms with balloon payments due between one to five years.

The following summarizes the Bank’s approximate remaining available balance to customers under commitments to fund lines of credit at December 31, 2005 (in thousands):

Available Balance on Commitments
Commercial	$22,484
Consumer and other lines	15,370

$37,854

Bank of the Carolinas

Notes to Financial Statements, Continued

13.	Employment and Change of Control Agreements

The Bank has entered into employment agreements with key employees. The employment agreements provide for one to three-year terms. Commencing on the first anniversary date and continuing each anniversary date thereafter, the board of directors may extend the agreements for an additional year so that the remaining terms shall remain one to three years, unless written notice of termination of the agreements is given by the executive officer. The agreements provide for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Bank. A severance payment will also be provided on a similar basis in connection with voluntary termination of employment where, subsequent to a change in control, the officer is assigned duties inconsistent with their position, duties, responsibilities and status immediately prior to such change in control. The severance payments are defined in each agreement, but in no case exceed 2.99 times the executive officer’s average annual compensation during the preceding five years. The employment agreements provide for termination by the Bank for just cause at any time. The Bank has not accrued any benefits under this post-employment agreement.

14.	Stock Incentive Plans

In accordance with the Bank’s two stock option plans, the Bank may grant options to its directors, officers and employees for up to 254,407 (adjusted in October 2005 & June 2003 for six for five stock splits) shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plans. The exercise price of each option equals the market price of the Bank’s stock on the date of grant and grants have a maximum term of ten years.

The Bank adopted the BOC Financial Corp. (“BOCF”) stock option plans at the acquisition date. The BOCF options granted at the date of the acquisition were converted to options on the Bank’s stock and the exercise price adjusted in accordance with the conversion ratio. The converted options were vested immediately. The un-granted BOCF options at the date of the conversion were terminated. The remaining options have a maximum term of ten years from the original grant date.

Bank of the Carolinas

Notes to Financial Statements, Continued

The Bank applies APB Opinion 25 and related interpretations in accounting for the stock option plans. Accordingly, no compensation cost has been recognized. Had compensation cost for the Bank’s stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Bank’s net income (in thousands) and income per share would have been adjusted to the proforma amounts indicated below:

	2005	2004	2003
Net income:
As reported	$2,333	$1,459	$1,377
Proforma	2,324	1,453	1,347

Earnings per share—basic:
As reported	0.61	0.52	0.57
Proforma	0.61	0.52	0.56

Earnings per share—diluted:
As reported	0.59	0.50	0.53
Proforma	0.59	0.49	0.53

Fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Assumptions for the 2004 computation include risk-free rates ranging from 4.08% to 4.73%, expected life of 10 years, expected dividends of $.20 per share and expected volatility of 17.48% based on historical stock prices. There were no options granted in 2005 or 2003. The weighted average grant-date fair value of options granted in 2004 was $3.50 each. During the year ended December 31, 2005, the total intrinsic value of options exercised was $385,848 and 3,408 shares vested. As of December 31, 2005, the total unrecognized compensation cost related to non-vested awards was $27,757.

Bank of the Carolinas

Notes to Financial Statements, Continued

A summary of the status of the Bank’s stock option plans is presented below:

	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	327,290	$6.10	314,320	$5.86	336,984	$5.87
Adjustment	—	—	—	—	—	—
Granted	—	—	17,040	10.59	—	—
Exercised	(38,373)	5.29	(4,070)	6.37	(22,664)	6.54
Forfeited	(3)	6.37	—	—	—	—

Outstanding at end of year	288,914	$6.21	327,290	$6.10	314,320	$5.86

Options exercisable	275,282	$5.99	310,250	$5.86	314,320	$5.86

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$4.06-$6.00	80,316	3.90 years	$4.87	80,316	$4.87
$6.01-$7.00	188,102	2.96 years	$6.37	188,102	$6.37
$7.01-$10.92	20,496	7.51 years	$10.03	6,864	$8.90

	288,914			275,282

15.	Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement of Financial Accounts Standards 107, Disclosures about Fair Value of Financial Instruments (SFAS 107), excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

Bank of the Carolinas

Notes to Financial Statements, Continued

Cash and Cash Equivalents - The carrying amounts of cash and short-term instruments approximate fair values.

Federal Funds Sold - The carrying amounts of federal funds sold approximate fair values.

Investment Securities - Fair values for securities are based on quoted market prices.

Loans Receivable - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans, as applicable, are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Bank Owned Life Insurance - The carrying amount of bank owned life insurance is the current cash surrender value.

Other Assets - Other assets include interest receivable and Federal Home Loan Bank stock. The carrying amount of accrued interest receivable approximates fair value. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Deposit Liabilities - The fair values disclosed for demand deposits (e.g., interest and non-interest checking, statement savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances - The fair value of the Bank’s advances are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Bank of the Carolinas

Notes to Financial Statements, Continued

Other Liabilities - Other liabilities include accrued interest payable. The carrying amounts of accrued interest payable approximate fair value.

Off-Balance-Sheet Instruments - Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The approximate stated and estimated fair values of financial instruments is summarized below (In thousands):

	December 31, 2005		December 31, 2004
	Stated Amount	Estimated Fair Value	Stated Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$5,155	$5,155	$7,269	$7,269
Federal funds sold	17,000	17,000	8,012	8,012
Investment securities	47,379	47,379	32,102	32,102
Loans receivable, net	296,612	296,292	224,617	225,166
Bank owned life insurance	5,722	5,722	5,519	5,519
Other assets	3,750	3,750	2,706	2,706

Financial liabilities:
Deposits:
Demand	96,753	96,753	95,858	95,858
Time	229,887	229,980	135,674	135,793
FHLB advances	27,400	27,402	26,400	26,378
Other liabilities	842	842	312	312

16. Related Party Transaction

A 15,900 square-foot shell building located in Advance, NC was purchased in February 2004 from a director of the Bank for $1,596,000. Approximately 10,000 square-feet of the facility was upfitted and equipped at a cost of approximately $735,000 to house the deposit operations, information technology and loan administration departments of the Bank. Remaining unfinished space is available for future expansion. An independent appraisal obtained by the Board of Directors indicated the purchase price was less than the market value of the property. The Board of Directors approved the transaction with the director/owner abstaining from the discussion and voting.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 8A. Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, have evaluated the effectiveness of the design and operation of our disclosure controls and procedures in accordance with Rule 13a-15 of the Securities Exchange Act of 1934 (the “Exchange Act”). Based on their evaluation, the Chief Executive Officer and Chief Financial Officer concluded that, as of the end of the period covered by this report, our disclosure controls and procedures were effective in enabling us to record, process, summarize and report in a timely manner the information required to be disclosed in reports we file under the Exchange Act.

No change over our internal control over financial reporting occurred during the fourth quarter of 2005 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 8B. Other Information

Not applicable.

PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

Directors and Executive Officers. The information regarding our directors and executive officers under the caption “Proposal 2: Election of Directors” and “Executive Officers” in our definitive Proxy Statement to be distributed in connection with our 2006 annual meeting of shareholders is incorporated into this report by reference.

Audit Committee. The information regarding the Audit Committee of our Board of Directors under the caption “Audit Committee – Function” and “Audit Committee – Members” in our definitive Proxy Statement to be distributed in connection with our 2006 annual meeting of shareholders is incorporated into this Report by reference.

Audit Committee Financial Expert. The information regarding our Board of Directors’ determination that our Audit Committee includes at least one independent director who is an “audit committee financial expert” under the caption “Audit Committee – Members” in our definitive Proxy Statement to be distributed in connection with our 2006 annual meeting of shareholders is incorporated into this Report by reference.

Section 16(a) Beneficial Ownership Reporting Compliance.. Information regarding compliance by our directors, executive officers and principal shareholders with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 under the caption “Section 16(a) Beneficial Ownership Reporting Compliance” in our definitive Proxy Statement to be distributed in connection with our 2005 annual meeting of shareholders is incorporated into this Report by reference.

Code of Ethics. Our Board of Directors has adopted a Code of Ethics that applies to our directors and to all our executive officers, including without limitation our principal executive officer and principal financial officer. A copy will be provided without charge to any person upon request. Requests for copies should be directed by mail to Joy Chaffin at 135 Boxwood Village Drive, Mocksville, North Carolina 27028, or by telephone to (336) 751-5755.

Item 10. Executive Compensation

Information regarding compensation paid or provided to our executive officers and directors under the captions “Director Compensation” and “Executive Compensation” in our definitive Proxy Statement to be distributed in connection with our 2006 annual meeting of shareholders is incorporated into this Report by reference.

Item 11. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Beneficial Ownership of Securities. Information regarding the beneficial ownership of our common stock by our directors, executive officers and principal shareholders under the caption “Beneficial Ownership of Securities” in our definitive Proxy Statement to be distributed in connection with our 2006 annual meeting of shareholders is incorporated into this Report by reference.

Securities Authorized for Issuance Under Equity Compensation Plans. The following table summarizes all compensation plans and individual compensation arrangements which were in effect on December 31, 2005, and under which shares of our common stock have been authorized for issuance.

EQUITY COMPENSATION PLAN INFORMATION (1)
Plan category	(a) Number of shares to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by our security holders (2)	288,914	$6.21	13,455
Equity compensation plans not approved by our security holders	-0-	N/A	-0-
Total (2)	288,914	$6.21	13,455

(1)	As adjusted for all stock splits.
(2)	Includes outstanding options to purchase an aggregate of 80,316 shares at a weighted average exercise price of $4.87 which are held by our employees and directors who formerly served as employees or directors of BOC Financial Corp. Those options previously had been approved by that company’s shareholders and were converted into options to purchase shares of our common stock when that company merged with us on December 31, 2001.

Item 12. Certain Relationships and Related Transactions

Information regarding transactions between us and our directors and executive officers is under the caption “Transactions with Management” of our definitive Proxy Statement to be distributed in connection with our 2006 annual meeting of shareholders is included into this Report by reference.

Item 13. Exhibits.

The following exhibits are filed or furnished with or incorporated by reference into this Report.

Exhibit Number	Description
3.1	Our Articles of Incorporation, as amended (incorporated by reference from exhibits to our 2001 Annual Report on Form 10-KSB)

3.2	Our By-laws, as amended (incorporated by reference from exhibits to our 2004 Annual Report on Form 10-KSB)

10.1 *	Employment Agreement between us and Robert E. Marziano (incorporated by reference from exhibits to our 2004 third quarter report on Form 10-QSB)

10.2 *	Employment Agreement between us and Steven R. Talbert (incorporated by reference from exhibits to our 2001 Annual Report on Form 10-KSB)

10.3 *	Employment Agreement between us and George E. Jordan (incorporated by reference from exhibits to our 2004 third quarter report on Form 10-QSB)

10.4 *	Change in Control Agreement between us and Doc T. Twiford (incorporated by reference from exhibits to our 2004 third quarter report on Form 10-QSB)

10.5 *	Our Employee Stock Option Plan (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.6 *	Form of Employee Stock Option Agreement (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.7 *	Our Director Stock Option Plan (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.8 *	Amendment No. 1 to the Bank’s Director Stock Option Plan (incorporated by reference from exhibits to our 2001 Annual Report on Form 10-KSB)

10.9 *	Form of Director Stock Option Agreement (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.10 *	BOC Financial Corp 1999 Nonstatutory Stock Option Plan (incorporated by reference from exhibits to our 2001 Annual Report on Form 10-KSB)

10.11 *	BOC Financial Corp 1999 Incentive Stock Option Plan (incorporated by reference from exhibits to our 2001 Annual Report on Form 10-KSB)

10.12 *	Option Conversion Agreements relating to stock options held by former directors of BOC Financial Corp (incorporated by reference from exhibits to our 2001 Annual Report on Form 10-KSB)

31.1	Certification of our Chief Executive Officer pursuant to Rule 13a-14(a) (filed herewith)

31.2	Certification of our Chief Financial Officer pursuant to Rule 13a-14(a) (filed herewith)

32	Certifications of our Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350 (filed herewith)

99.1	Our definitive Proxy Statement (being filed separately with the FDIC)

*	An asterisk denotes a management contract or compensatory plan or arrangement.

Item 14. Principal Accountant Fees and Services

Information regarding services provided and fees charged to us by our independent accountants under the caption “Services and Fees During 2005 and 2004” in our definitive Proxy Statement to be distributed in connection with our 2006 annual meeting of shareholders is incorporated into this Report by reference.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, we have caused this Report to be signed on our behalf by the undersigned, thereunto duly authorized.

BANK OF THE CAROLINAS

Date: March 28, 2006	By:	/s/ Robert E. Marziano
Robert E. Marziano
Chairman and Chief Executive Officer

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert E. Marziano	Chairman and Chief Executive	March 28, 2006
Robert E. Marziano	Officer (principal executive officer)

/s/ George E. Jordan	President and	March 28, 2006
George E. Jordan	Chief Operating Officer

/s/ Stephen R. Talbert	Vice Chairman	March 28, 2006
Stephen R. Talbert

/s/ Eric E. Rhodes	Senior Vice President and	March 28, 2006
Eric E. Rhodes	Chief Financial Officer
(principal financial and accounting officer)

/s/ Jerry W. Anderson	Director	March 28, 2006
Jerry W. Anderson

/s/ Alan M. Bailey	Director	March 28, 2006
Alan M. Bailey

/s/ William A. Burnette	Director	March 28, 2006
William A. Burnette

/s/ John A. Drye	Director	March 28, 2006
John A. Drye

/s/ Thomas G. Fleming	Director	March 28, 2006
Thomas G. Fleming

/s/ John W. Googe	Director	March 28, 2006
John W. Googe

/s/ Henry H. Land	Director	March 28, 2006
Henry H. Land

/s/ Steven G. Laymon	Director	March 28, 2006
Steven G. Laymon

/s/ Grady L. McClamrock, Jr.	Director	March 28, 2006
Grady L. McClamrock, Jr.

/s/ Francis W. Slate	Director	March 28, 2006
Francis W. Slate

/s/ Lynne Scott Safrit	Director	March 28, 2006
Lynne Scott Safrit

/s/ Michael D. Larrowe	Director	March 28, 2006
Michael D. Larrowe

EXHIBIT INDEX

Exhibit Number	Description
3.1	Our Articles of Incorporation, as amended (incorporated by reference from exhibits to our 2001 Annual Report on Form 10-KSB)

3.2	Our By-laws, as amended (incorporated by reference from exhibits to our 2004 Annual Report on Form 10-KSB)

10.1 *	Employment Agreement between us and Robert E. Marziano (incorporated by reference from exhibits to our 2004 third quarter report on Form 10-QSB)

10.2 *	Employment Agreement between us and Steven R. Talbert (incorporated by reference from exhibits to our 2001 Annual Report on Form 10-KSB)

10.3 *	Employment Agreement between us and George E. Jordan (incorporated by reference from exhibits to our 2004 third quarter report on Form 10-QSB)

10.4 *	Change in Control Agreement between us and Doc T. Twiford (incorporated by reference from exhibits to our 2004 third quarter report on Form 10-QSB)

10.5 *	Our Employee Stock Option Plan (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.6 *	Form of Employee Stock Option Agreement (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.7 *	Our Director Stock Option Plan (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.8 *	Amendment No. 1 to the Bank’s Director Stock Option Plan (incorporated by reference from exhibits to our 2001 Annual Report on Form 10-KSB)

10.9 *	Form of Director Stock Option Agreement (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.10 *	BOC Financial Corp 1999 Nonstatutory Stock Option Plan (incorporated by reference from exhibits to our 2001 Annual Report on Form 10-KSB)

10.11 *	BOC Financial Corp 1999 Incentive Stock Option Plan (incorporated by reference from exhibits to our 2001 Annual Report on Form 10-KSB)

10.12 *	Option Conversion Agreements relating to stock options held by former directors of BOC Financial Corp (incorporated by reference from exhibits to our 2001 Annual Report on Form 10-KSB)

31.1	Certification of our Chief Executive Officer pursuant to Rule 13a-14(a) (filed herewith)

31.2	Certification of our Chief Financial Officer pursuant to Rule 13a-14(a) (filed herewith)

32	Certifications of our Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350 (filed herewith)

99.1	Our definitive Proxy Statement (being filed separately with the FDIC)

*	An asterisk denotes a management contract or compensatory plan or arrangement.

EXHIBIT 31.1

CERTIFICATION

(Pursuant to Rule 13a-14(a))

I, Robert E. Marziano, certify that:

1.	I have reviewed this Annual Report on Form 10-KSB of Bank of the Carolinas;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 28, 2006	/s/ Robert E. Marziano
Robert E. Marziano
Chairman and Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION

(Pursuant to Rule 13a-14(a))

I, Eric E. Rhodes, certify that:

1.	I have reviewed this Annual Report on Form 10-KSB of Bank of the Carolinas;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 28, 2006	/s/ Eric E. Rhodes
Eric E. Rhodes
Senior Vice President and
Chief Financial Officer

EXHIBIT 32

CERTIFICATIONS

(Pursuant to 18 U.S.C. Section 1350)

The undersigned hereby certifies that (i) the foregoing Annual Report on Form 10-KSB filed by Bank of the Carolinas (the “Registrant”) for the year ended December 31, 2005, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: March 28, 2006	/s/ Robert E. Marziano
Robert E. Marziano
Chairman and Chief Executive Officer

Date: March 28, 2006	/s/ Eric E. Rhodes
Eric E. Rhodes
Chief Financial Officer